EXHIBIT 10.3

EXECUTION VERSION

FORMATION AND SALE AGREEMENT

by and among

Duke Ventures, LLC,

Crescent Resources, LLC,

Morgan Stanley Real Estate Fund V U.S., L.P.,

Morgan Stanley Real Estate Fund V Special U.S., L.P.,

Morgan Stanley Real Estate Investors V U.S., L.P.,

MSP Real Estate Fund V, L.P.,

and

Morgan Stanley Strategic Investments, Inc.

Dated as of September 7, 2006

i

ii

FORMATION AND SALE AGREEMENT

This FORMATION AND SALE AGREEMENT (this “Agreement”) dated as of September 7, 2006 (the “Effective Date”) is made and entered into by and among (i) Duke Ventures, LLC, a Nevada limited liability company (“Duke Ventures”), (ii) Crescent Resources, LLC, a Georgia limited liability company (“Crescent”), and (iii) Morgan Stanley Real Estate Fund V U.S., L.P., a Delaware limited partnership (“MSREF”), Morgan Stanley Real Estate Fund V Special U.S., L.P., a Delaware limited partnership (“MSREF Special”), Morgan Stanley Real Estate Investors V U.S., L.P., a Delaware limited partnership (“MSREI”), MSP Real Estate Fund V, L.P., a Delaware limited partnership (“MSP”), and Morgan Stanley Strategic Investments, Inc., a Delaware corporation (“MSSI” and, together with MSREF, MSREF Special, MSREI, and MSP are collectively referred to herein as the “MS Members”).

W I T N E S S E T H

WHEREAS, immediately prior to the consummation of the transactions contemplated hereby, Duke Ventures owns one hundred percent (100%) of the issued and outstanding membership interests of Crescent (the “Crescent Membership Interests”); and

WHEREAS, concurrently herewith (i) in accordance with the terms and conditions of this Agreement, Duke Ventures will contribute one hundred percent (100%) of the Crescent Membership Interests to Crescent Holdings, LLC, a newly formed Delaware limited liability company (“Holdco”), in exchange for the issuance to Duke Ventures of ninety-eight percent (98%) of the issued and outstanding membership interests of Holdco (the “Holdco Membership Interests”) and (ii) Crescent and Mr. Arthur W. Fields (“Mr. Fields”) are entering into an employment agreement (the “Employment Agreement”) providing for, among other things, the issuance to Mr. Fields of two percent (2%) of the Holdco Membership Interests; and

WHEREAS, immediately following the transactions referred to above, Crescent will enter into a Credit Agreement dated as of the Effective Date, with Bank of America, N.A. and the other lenders named therein (collectively, the “Lender”), pursuant to which Crescent is receiving $1,225,000,000 of proceeds (the “New Debt Financing”), of which the net proceeds in the amount of $1,187,000,000 will be immediately distributed to Holdco, and Holdco will distribute the same solely to Duke Ventures; and

WHEREAS, in accordance with the terms and conditions of this Agreement, immediately following the distribution of the net proceeds of the New Debt Financing referred to above, the MS Members will collectively purchase from Duke Ventures fifty percent (50%) of the Holdco Membership Interests held by Duke Ventures (such Holdco Membership Interests being transferred in accordance herewith being forty-nine percent (49%) of the total outstanding Holdco Membership Interests and are referred to herein as the “Purchased Interests”); and

WHEREAS, concurrently herewith, Duke Ventures, the MS Members and Mr. Fields are entering into an amended and restated limited liability company agreement of Holdco in the form attached hereto as Exhibit A (the “Operating Agreement”); and

WHEREAS, following the consummation of the transactions contemplated by this Agreement and the execution of the Operating Agreement, the MS Members will collectively own forty-nine percent (49%) of the Holdco Membership Interests, Duke Ventures will own forty-nine percent (49%) of the Holdco Membership Interests and Mr. Fields will own two percent (2%) of the Holdco Membership Interests;

NOW THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration described herein, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“AAA” means the American Arbitration Association.

“Accounting Expert” has the meaning given to it in Section 2.4(b).

“Administer” and “Administration” shall mean the process of adjusting Third Party Insurance Claims, including the process of providing defense and indemnification if and to the extent any defense and indemnification is required under Section 6.6 below.

“Advanced Amounts” has the meaning given to it in Section 4.6(d).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, also includes direct or indirect ownership of more than ten percent (10%) of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Agreement” has the meaning given to it in the introduction to this Agreement.

“ALTA” means the American Land Title Association, whose address is 1828 L St., N.W., Suite 705, Washington, D.C. 20036.

“ALTA Survey” means a survey made in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and NSPS in 2005, and includes items 2, 3, 4, 6, 7(a), 8, 9, 10, 11(a), 16, 17 & 18 from Table A thereof.

“Amended and Restated Articles of Organization” means those certain Amended and Restated Articles of Organization of Crescent, in the form attached hereto as Exhibit B, which are being filed with the Secretary of State of the State of Georgia concurrently herewith.

“Amended and Restated Operating Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Crescent, in the form attached hereto as Exhibit C, which is being executed concurrently herewith.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Assignment Agreement” has the meaning given to it in Section 2.3(a)(vii).

“Association” has the meaning given to it in Section 4.17(j).

“Association Document” has the meaning given to it in Section 4.17(j)

“Auditor’s Net Contribution/Distribution Amount Determination” has the meaning given to it in Section 2.4(b).

“Automobile Policy” has the meaning given to in the definition of “Duke Occurrence-Based Insurance Policies.”

“Balance Sheet” has the meaning given to it in Section 4.7.

“Benefit Plans” has the meaning given to it in Section 4.16(a).

“Business” means, as to Crescent, the business of developing high quality commercial, residential and multifamily real estate projects, managing and acting as leasing agent for commercial buildings and properties and managing land holdings primarily in the southeastern and southwestern United States.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Charter Documents” means, with respect to any Person, the articles of incorporation and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company operating agreement and certificate of formation or articles of organization or such other organizational documents of such Person which establish the legal personality of such Person.

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

“Claiming Party” has the meaning given to it in Section 7.5(a).

“Closing” means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Leases” has the meaning given to it in Section 4.17(i).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 17, 2006, between Duke Parent and MSREF V U.S.—GP, L.L.C., on behalf of itself and MSREF, MSREI, MSREF Special, MSP, MSP Co-Investment Partnership V., L.P. and MSREF V Domestic Funding, L.P., as amended from time to time.

“Contract” means any contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement, including any of the foregoing entered into with any Governmental Authority.

“Credit Support Instrument” has the meaning given to it in Section 4.11(b).

“Crescent” has the meaning given to it in the introduction to this Agreement.

“Crescent Consents” has the meaning given to it in Section 4.3.

“Crescent Disclosure Letter” has the meaning given to it in the introduction to ARTICLE IV.

“Crescent Membership Interests” has the meaning given to it in the Recitals to this Agreement.

“Crescent Subsidiary” means any corporation, partnership, limited partnership, limited liability company, joint venture or other legal entity of which (i) Crescent or a Crescent Subsidiary is the general partner or manager or (ii) Crescent or any Crescent Subsidiary owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests, it being understood that LandMar Group, LLC, Rough Hollow Development, Ltd., Las Ventanas Land Partners, Ltd., and JH West Land Ventures, Ltd. shall constitute Crescent Subsidiaries.

“Developable Property” means, as to any parcel of Real Property, that portion of the land which is located outside of all of the following, to the extent delineated or reasonably susceptible of delineation from information in the possession of Crescent: (a) any lakes, streams, rivers or other bodies or courses of water; (b) any swamps or marshes; (c) the floodway or the 100-year flood plain as designated on recent flood zone maps produced by the Federal Emergency Management Agency; (d) any areas designated by the U.S. Environmental Protection Agency or other federal or state agency as areas where development is prohibited or restricted due to the presence of threatened or endangered wildlife; (e) currently designated mineral drill sites; (f) easement areas; (g) wetlands and/or waters that are regulated by federal and/or state agencies; and (h) any other areas upon which no development activities can occur for any reason.

“Duke Disclosure Letter” has the meaning given to it in the introduction to ARTICLE III.

“Duke Liability Insurance Policies” shall mean the policies of insurance maintained by Duke Parent or any Non-Crescent Affiliate prior to the Closing identified as Part I.E and Part I.F of Section 4.13(i) of the Crescent Disclosure Letter.

“Duke Occurrence-Based Insurance Policies” shall mean the policies of insurance maintained by Duke Parent or any Non-Crescent Affiliate prior to the Closing identified as Part I.A, Part I.C and Part I.D of Section 4.13(i) of the Crescent Disclosure Letter (the “Automobile Policy”) and Part II.A, II.B, II.C and II.E of Section 4.13(i) of the Crescent Disclosure Letter (the “Workers Compensation Policy”).

“Duke Parent” means Duke Energy Corporation, a Delaware corporation.

“Duke Release Date” has the meaning given to it in Section 6.8(a).

“Duke Ventures” has the meaning given to it in the introduction to this Agreement.

“Effective Date” has the meaning given to it in the introduction to this Agreement.

“Employee Matters Agreement” has the meaning given to it in Section 2.3(a)(iv).

“Employment Agreement” has the meaning given to it in the Recitals to this Agreement.

“Enterprise Value” means $2,075,000,000.

“Environmental Law” means the applicable Laws of any Governmental Authority having jurisdiction over the assets in question relating to the prevention of pollution, regulating discharge or emission of Hazardous Materials, remediation of contamination, protection of natural resources, or the preservation of environmental quality, each as amended on or prior to the Effective Date.

“Environmental Representations” has the meaning given to it in Section 7.2(a).

“Equity Value” has the meaning given to it in the definition of “Purchase Price.”

“ERISA” has the meaning given to it in Section 4.16(a).

“ERISA Affiliate” has the meaning given to it in Section 4.16(b).

“ERISA Representations” has the meaning given to it in Section 7.2(a).

“ESA” has the meaning given to it in Section 6.5.

“Estimated Net Contribution/Distribution Amount” means $30,000,000, which Duke Ventures represents is a good faith estimate of the Net Contribution/Distribution Amount.

“Expenses” means all reasonable out-of-pocket documented expenses (including Transfer Taxes and all fees and expenses of counsel, accountants, financing sources, experts and consultants to a Party hereto and its Affiliates and fees and expenses incurred in connection with obtaining title commitments, Title Policies, environmental reports and other reports and creating the electronic data room maintained by Crescent in connection with the transactions contemplated by this Agreement) incurred by a Party or on its behalf on or prior to the thirtieth (30th) day following the Effective Date in connection with or related to the transactions contemplated in this Agreement, including the authorization, preparation, negotiation, execution and performance of this Agreement, the Operating Agreement, the Amended and Restated Articles of Organization, the Amended and Restated Operating Agreement and the New Debt Financing, the formation of Holdco and the MS Members’ due diligence review of Crescent, the Crescent Subsidiaries and their Assets and the other transactions contemplated in this Agreement, but in all events excluding fees and expenses of investment bankers or financial advisors.

“Final Net Contribution/Distribution Amount” has the meaning given to it in Section 2.4(c).

“Financial Statements” has the meaning given to it in Section 4.7.

“Financing District” has the meaning given to it in Section 4.20.

“Flooding Easements” has the meaning given to it in the definition of “Permitted Lien.”

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Authority” means any applicable federal, state or local government, regulatory or administrative authority, or any court, agency, commission, tribunal, or judicial or arbitral body or self-regulated entity, whether domestic or foreign.

“Hazardous Material” means each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including, without limitation, any asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, and petroleum or any fraction of petroleum.

“Holdco” has the meaning given to it in the Recitals to this Agreement.

“Holdco Membership Interests” has the meaning given to it in the Recitals to this Agreement.

“Indemnified Party” has the meaning given to it in Section 7.1(a).

“Indemnifying Party” has the meaning given to it in Section 7.1(a).

“Independent Accounting Firm” means and includes any of the following independent certified public accounting firms: PricewaterhouseCoopers, LLP, KPMG LLP, Deloitte & Touche LLP, Ernst & Young LLP and any combined entity including one or more of such firms; or any other certified public accounting firm approved by the Parties.

“Intellectual Property” means the following intellectual property rights, whether arising by statute or under common law: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“IRS” has the meaning given to it in Section 4.16(a).

“Knowledge” when used with respect to Duke Ventures means the actual knowledge of the individuals listed in Section 1.1(i) of the Duke Disclosure Letter; when used with respect to Crescent means the actual knowledge of the individuals listed in Section 1.1(i) of the Crescent Disclosure Letter; and when used with respect to the MS Members means the actual knowledge of the individuals listed in Section 1.1(i) of the MS Disclosure Letter.

“Lake Mary Environmental Condition” has the meaning given to it in Section 7.1(b).

“Lake Mary Site” has the meaning given to it in Section 7.1(b).

“Landmar Certificate” means the certificate signed by Edward E. Burr and LandMar Management, Inc. with respect to certain matters relating to Landmar Group, LLC.

“Laws” means all laws, rules, regulations, ordinances, court orders and other pronouncements having the effect of law of any Governmental Authority.

“Leased Personal Property” has the meaning given to it in Section 6.7(a).

“Legacy Land” means the Real Property listed as such in Section 1.1(ii) of the Crescent Disclosure Letter.

“Legacy Land Agreements” have the meaning given to it in Section 2.3(a)(v).

“Lender” has the meaning given to it in the Recitals to this Agreement.

“Letters” means, collectively, the Duke Disclosure Letter, the Crescent Disclosure Letter and the MS Disclosure Letter.

“Licensed Software” has the meaning given to it in Section 6.7(b).

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, option, warranty, purchase right, lease or other similar property interest or encumbrance.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

“Material Adverse Effect” means any circumstance, event, occurrence, change or effect that is, would be, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the Business, Assets, condition (financial or otherwise) or results of operations of Crescent and the Crescent Subsidiaries, taken as a whole; provided, however, that none of the following shall in and of itself constitute, and no event, occurrence, change or effect resulting from or related to any of the following shall constitute, a Material Adverse Effect: (a) any change generally applicable to the industry or market in which Crescent operates or changes or effects that are consequences of war, terrorist activity or weather or meteorological events, (b) any change in general political, regulatory or economic conditions, including the financial and securities markets, (c) any change in any Laws (including Environmental Laws) of national or statewide effect, (d) any change in the financial condition or results of operation of Crescent caused by the transactions contemplated by this Agreement, (e) any actions to be taken pursuant to or in accordance with this Agreement and (f) the negotiation, execution, announcement or pendency of this Agreement and the transactions contemplated in this Agreement, except that the exclusions set forth in clauses (a), (b) and (c) shall only be effective if Crescent is not disproportionately impacted by such events when compared to other companies in the industries and markets in which Crescent operates; provided further that a Material Adverse Effect shall be deemed to include any (i) circumstance, event, occurrence, change or effect that is, would be, or would reasonably be expected to result in the cessation of lot sales at Palmetto Bluff for a period of twenty-four (24) months or longer or (ii) substantial damage, destruction, or loss (whether or not covered by insurance) to the Inn at Palmetto Bluff that would reasonably be expected to cause the Inn at Palmetto Bluff to be closed for a period of eighteen (18) months or longer.

“Material Contracts” has the meaning given to it in Section 4.11(a).

“Material Lease” has the meaning given to it in Section 4.11(a)(vii).

“Material Properties” means each of the Projects listed on Section 1.1(iii) of the Crescent Disclosure Letter.

“Mr. Fields” has the meaning given to it in the Recitals to this Agreement.

“MS Disclosure Letter” has the meaning given to it in the introduction to ARTICLE V.

“MS Members” has the meaning given to it in the introduction to this Agreement.

“MSP” has the meaning given to it in the introduction to this Agreement.

“MSREF” has the meaning given to it in the introduction to this Agreement.

“MSREF Special” has the meaning given to it in the introduction to this Agreement.

“MSREI” has the meaning given to it in the introduction to this Agreement.

“MSSI” has the meaning given to it in the introduction to this Agreement.

“Net Contribution/Distribution Amount” means an amount equal to (x) the sum of all capital contributions by Duke Ventures to the equity of Crescent from January 1, 2006 to and including the Effective Date, minus (y) all dividends or other distributions of capital of Crescent by Crescent to Duke Ventures from January 1, 2006 to and including the Effective Date (exclusive of the Net Debt Proceeds), it being understood that such amount may be a positive or a negative number.

“Net Contribution/Distribution Amount Determination” has the meaning given to it in Section 2.4(a).

“Net Contribution/Distribution Amount Dispute Notice” has the meaning given to it in Section 2.4(b).

“Net Contribution/Distribution Amount Review Period” has the meaning given to it in Section 2.4(b).

“Net Debt Proceeds” has the meaning given to it in the definition of “Purchase Price.”

“New Credit Support Instruments” has the meaning given to it in Section 6.8(a).

“New Debt Financing” has the meaning given to it in the Recitals to this Agreement.

“No Further Action Letter” has the meaning given to it in Section 7.2(o).

“Non-Crescent Affiliate” means any Affiliate of Duke Ventures, except for Holdco, Crescent and the Crescent Subsidiaries.

“NSPS” means the National Society of Professional Surveyors, Inc., whose address is 6 Montgomery Village Avenue, Suite 403, Gaithersburg, MD 20879.

“Occurrence” shall mean an accident or other event that gives rise to a Third Party Insurance Claim, and the term “Occurrence” shall be interpreted in accordance with and as construed under applicable law and Duke Liability Insurance Policies.

“Operating Agreement” has the meaning given to it in the Recitals to this Agreement.

“Other Interests” has the meaning given to it in Section 4.6(b).

“Parties” means each of the parties to this agreement identified in the Preamble to this Agreement and their respective successors and permitted assigns.

“Permits” has the meaning given to it in Section 4.8.

“Permitted Lien” means:

(a) any Lien for Taxes not yet due or delinquent, or being contested in good faith by Duke Ventures or Crescent by appropriate proceedings (i) for which adequate reserves have been provided in the Balance Sheet as a current liability or (ii) that results from a liability for Taxes that arose or was incurred after December 31, 2005;

(b) any Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, or that is being contested in good faith by Duke Ventures or Crescent (i) for which adequate reserves have been provided in the Balance Sheet as a current liability or (ii) that results from a liability that arose or was incurred after December 31, 2005;

(c) imperfections or irregularities of title and other non-monetary Liens of a type not covered by other clauses of this definition that would not reasonably be expected to result in a Loss with respect to the affected Real Property in excess of $250,000 for all Real Property within any single Project or $250,000 for any Real Property within a single parcel of Legacy Land;

(d) zoning, planning and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate real property;

(e) mechanics’ and materialmen’s Liens (i) for which adequate reserves have been provided in the Balance Sheet as a current liability or (ii) that result from work performed after December 31, 2005;

(f) the terms and conditions of the Material Contracts and other Contracts listed in Section 4.11(a) of the Crescent Disclosure Letter or of leases which are not Material Leases;

(h) the matters identified in Section 1.1(iv) of the Crescent Disclosure Letter;

(i) easements (other than Flooding Easements, which are addressed by subsection (m) below) for utilities, access, drainage, open space, buffer areas, conservation and similar purposes that would not reasonably be expected to interfere materially with the use or development of such Real Property for purposes contemplated by Crescent as of the Effective Date;

(j) declarations of covenants, conditions and restrictions that would not reasonably be expected to interfere materially with the use or development of such Real Property for purposes contemplated by Crescent as of the Effective Date;

(k) any other non-monetary Lien, encumbrance or matter affecting title, of a nature not otherwise covered by other clauses of this definition, and which is (i) reflected in the Title Policies obtained by Crescent, the Lender or the MS Members on or prior to the Effective Date or (ii) reflected in the title policies, title reports or title commitments delivered by or made available by Crescent to the MS Members on or prior to the Effective Date provided that the impact thereof is reasonably ascertainable in the absence of a current survey;

(l) with respect to Legacy Land, easements, cartways and similar restrictions or rights (other than Flooding Easements, which are addressed by subsection (m) below) for utilities, transmission lines, access, drainage, flood plains, open space, buffer areas, conservation and similar purposes that, to Crescent’s Knowledge, would not reasonably be expected to interfere materially with the use or development of such property for purposes contemplated by Crescent as of the date hereof; and

(m) rights, privileges and easements reserved by Duke Power Company LLC over Legacy Land, including Projects being developed on former Legacy Land, for backing, ponding, raising, flooding or diverting the waters of a lake or river; provided, however, that such rights, privileges and easements shall not extend to a contour at an elevation of more than 10 feet above the contour of at the elevation of the common boundary of the Real Property and such lake or river except for Real Property fronting Lake Keowee as to which the easement elevations may vary, but in no event shall any such right, privilege or easement materially interfere with the use or development of such Real Property for purposes contemplated by Crescent as of the date hereof (“Flooding Easements”).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, unlimited liability corporation, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Project” means a residential or commercial development owned, completed or currently planned to be completed by Crescent or a Crescent Subsidiary on any portion of the Real Property.

“Purchase Price” means $415,030,000, representing the amount equal to the product of (A) forty-nine percent (49%) and (B) an amount equal to (i) the Enterprise Value minus $71,000,000 (which the Parties acknowledge is the outstanding indebtedness of Crescent as of December 31, 2005); plus (ii) $30,000,000, representing the Estimated Net Contribution/ Distribution Amount; minus (iii) $1,187,000,000, representing the actual amount of net proceeds of the New Debt Financing distributed to Duke Ventures (which, for avoidance of doubt, represents the gross proceeds of the New Debt Financing, less (x) the financing fees, any reserves required under the terms of the New Debt Financing and related transaction costs of Crescent in connection with the New Debt Financing, (y) Expenses reimbursed by Crescent pursuant to Section 8.3 hereof and (z) initial working capital in the amount of $10,000,000 (the amount set forth in this clause (iii) is referred to herein as the “Net Debt Proceeds”)); provided, that all charges by Duke Ventures to Crescent that relate to federal or state income Taxes, payroll and benefits, allocated benefit plan and retirement plan costs, and other services (including, without limitation, surveying, vehicle maintenance, legal representation, and computer time sharing) that Crescent treats for accounting purposes as equity distributions to Duke Ventures upon payment shall not be deemed to constitute dividends or other distributions of capital of Crescent for purposes of determining the Net Contribution/Distribution Amount (the amount calculated in accordance with this clause (B) is referred to herein as the “Equity Value”).

“Purchased Interests” has the meaning given to it in the Recitals to this Agreement.

“Real Property” means all real property that is owned or leased or used by Crescent or any Crescent Subsidiary or that is reflected as an asset of Crescent or any Crescent Subsidiary on Crescent’s consolidated balance sheet.

“Release” means any release, spill, emission, migration, leaking, pumping, injection, deposit, disposal or discharge of any Hazardous Materials into the environment.

“Relevant Entity” or “Relevant Entities” has the meaning given to it in Section 4.10(a).

“Relevant Projects” has the meaning given to it in Section 4.6(d).

“Report” or “Reported” shall mean, with respect to an Occurrence, that Crescent has informed Duke Ventures in writing of (a) the factual circumstances of the Occurrence known by employees of Crescent familiar with the factual circumstances of the Occurrence and the name(s) of any Persons suffering bodily injury, property damage, and other damage or injury as a result thereof, (b) Crescent’s good faith estimate of the amount of any claim that may arise therefrom, (c) the location of the Occurrence, and (d) the name(s) of Crescent’s employee(s) most knowledgeable about and familiar with the factual circumstances of the Occurrence. An Occurrence shall be deemed to be Reported when such writing is actually received by Duke Ventures.

“Representatives” means, as to any Person, its and its Affiliates’ officers, directors, partners, members, employees, counsel, accountants, financial advisers and consultants.

“Responding Party” has the meaning given to it in Section 7.5(a).

“Securities Act” has the meaning given to it in Section 5.7.

“Subsidiary Entity” or “Subsidiary Entities” has the meaning given to it in Section 4.10(a)(i).

“Surety Bond Release” has the meaning given to it in Section 6.8(c).

“Survey Representations” has the meaning given to it in Section 7.2(a)(i).

“Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all or any such tax on net income, alternative minimum, gross receipts, premium, capital, sales, use, gains, ad valorem, value added, transfer, franchise, profits, inventory, goods and services, capital stock, license, withholding, payroll, employment, social security, unemployment, disability, welfare, workers’ compensation, excise, severance, stamp, documentary stamp, occupation, real or personal property, mortgage recording, environmental, estimated and other taxes of the same or of a similar nature to any of the foregoing, together with any interest, penalties, or additions thereto imposed by a Governmental Authority.

“Tax Representations” has the meaning given to it in Section 7.2(a)(i).

“Third Party Claim” has the meaning given to it in Section 7.5(a).

“Third Party Insurance Claim” shall mean a claim against Crescent or any Crescent Subsidiary for payment of damages, defense costs and any other losses covered by insurance, which claim (a) arises out of an underlying claim asserted by a third party against Crescent or any Crescent Subsidiary or with respect to which Crescent or any Crescent Subsidiary is alleged to have liability, and (b) would have been covered under the Duke Liability Insurance Policies immediately prior to the Effective Date.

“Title Policies” means the extended coverage ALTA owner’s form (or its equivalent in any jurisdiction where such form is not available) title policies listed on Section 1.1(v) of the Crescent Disclosure Letter.

“Title and Authority Representations” has the meaning given to it in Section 7.2(a)(i).

“Trademarks and Logos” has the meaning given to it in Section 6.11(a).

“Transfer Taxes” means all share transfer, real property transfer, documentary, sales, use, registration and other such Taxes and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated in this Agreement.

“Transition Services Agreement” has the meaning given to it in Section 2.3(a)(iii).

“Workers Compensation Policy” has the meaning given to in the definition of “Duke Occurrence-Based Insurance Policies.”

ARTICLE II

CLOSING ACTIONS

Section 2.1 Closing. The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York 10036 concurrently with the execution hereof, or such other location as the Parties may determine.

Section 2.2 Closing Actions. At the Closing, the following events shall occur:

(a) Duke Ventures shall contribute to the capital of Holdco one hundred percent (100%) of the Crescent Membership Interests, and Holdco will issue one hundred percent (100%) of the Holdco Membership Interests to Duke Ventures;

(b) in accordance with the Employment Agreement, Holdco will then issue additional Holdco Membership Interests to Mr. Fields such that the Holdco Membership Interests will then be held 98% by Duke Ventures and 2% by Mr. Fields;

(c) simultaneously with the transactions contemplated by Sections 2.2(a) and 2.2(b), the Lender shall advance loans to Crescent in an amount of $1,225,000,000 (equal to the New Debt Financing), and Crescent shall immediately thereafter distribute $1,187,000,000 (equal to the Net Debt Proceeds) to Holdco, which will then distribute the Net Debt Proceeds solely to Duke Ventures as a distribution of capital;

(d) immediately following the transactions contemplated by Sections 2.2(a) through 2.2(c), Duke Ventures shall sell, assign, convey, transfer and deliver to the MS Members jointly, and the MS Members shall jointly purchase and acquire from Duke Ventures, all of Duke Ventures’ right, title and interest in and to the Purchased Interests, for a cash payment equal to the Purchase Price, payable by wire transfer of immediately available funds to an account designated by Duke Ventures; and

(e) immediately following the foregoing transactions contemplated by Sections 2.2(a) through 2.2(d), the ownership of Holdco shall be as follows: Duke Ventures (49%), the MS Members (49%) and Mr. Fields (2%).

Section 2.3 Closing Deliveries. In addition to the actions set forth in Section 2.2, the Parties agree to make their respective deliveries set forth below.

(a) At the Closing, Duke Ventures shall deliver, or cause to be delivered, to the MS Members the following deliveries:

(i) the Crescent Consents marked with an asterisk (*) in Section 4.3(a) of the Crescent Disclosure Letter;

(ii) the Operating Agreement, duly executed by Duke Ventures;

(iii) the Transition Services Agreement, dated as of the Effective Date, by and among Duke Energy Business Services LLC and Crescent in the form attached hereto as Exhibit D (the “Transition Services Agreement”), duly executed by Duke Energy Business Services LLC and Crescent;

(iv) the Employee Matters Agreement, dated as of the Effective Date, by and among Duke Parent, CRE, LLC and Crescent in the form attached hereto as Exhibit E (the “Employee Matters Agreement”), duly executed by Duke Parent and CRE, LLC and Crescent;

(v) the Agreement Relating to Certain Legacy Land, dated as of the Effective Date, by and among Holdco, Crescent and Duke Ventures (the “Legacy Land Agreement”), duly executed by Holdco, Crescent and Duke Ventures, and the Right of First Offer Agreement, dated as of the Effective Date, by and among Duke Energy Business Services LLC and Crescent duly executed by Duke Energy Business Services LLC and Crescent (collectively, the “Legacy Land Agreements”);

(vi) the Title Policies;

(vii) the Assignment and Assumption of Membership Interests relating to the transfer of the Purchased Interests from Duke Ventures to the MS Members, dated as of the Effective Date, by and among Duke Ventures and the MS Members (the “Assignment Agreement”), duly executed by Duke Ventures;

(viii) the Landmar Certificate, executed by Edward E. Burr and LandMar Management, Inc.; and

(ix) a certificate under Section 1445(b)(2) of the Code providing that Duke Parent is not a foreign person.

(b) At the Closing, the MS Members shall deliver, or cause to be delivered, to Duke Ventures the following deliveries:

(i) the Operating Agreement, duly executed by each of the MS Members;

(ii) the Legacy Land Agreement, acknowledged by each of the MS Members;

(iii) the Assignment Agreement, duly executed by each of the MS Members; and

(iv) a cash payment equal to the Purchase Price.

(c) At or prior to the Closing, Duke Ventures and the MS Members shall cause Holdco to make all filings with Governmental Authorities that are necessary in connection with the formation of Holdco, including the filing of a Certificate of Formation in the form of Exhibit F with the Secretary of State of the State of Delaware.

(d) At or prior to the Closing, Duke Ventures and the MS Members shall (i) cause Crescent to amend and restate its Articles of Organization by filing with the Secretary of State of the State of Georgia the Amended and Restated Articles of Organization and (ii) cause Crescent to amend and restate the Limited Liability Company Agreement of Crescent by entering into the Amended and Restated Operating Agreement.

(e) Attached hereto as Exhibit G is a calculation of the Purchase Price.

(f) Each of Duke Ventures’ obligation, on the one hand, and the MS Members’ obligation, on the other hand, to make the foregoing closing deliveries set forth in this Section 2.3, and the other provisions of this ARTICLE II, is conditioned upon receipt by such Party of the other Party’s foregoing closing deliveries set forth in this ARTICLE II. Each of the closing deliveries is deemed to occur in a sequence consistent with the terms of Section 2.2.

Section 2.4 Post-Closing Adjustment of Net Contribution/Distribution Amount.

(a) As promptly as practicable, but no later than thirty (30) days after the Effective Date, Duke Ventures shall prepare and deliver to the MS Members a written statement setting forth the final Net Contribution/Distribution Amount together with a certificate of Duke Ventures that such statement has been prepared in good faith in accordance with the requirements of this Agreement and shall provide the MS Members with a written copy of such statement, along with reasonable supporting information and calculations (the “Net Contribution/Distribution Amount Determination”).

(b) The MS Members shall have thirty (30) days following receipt of the Net Contribution/Distribution Amount Determination (the “Net Contribution/Distribution Amount Review Period”) to review the Net Contribution/Distribution Amount Determination. During such 30-day period the MS Members and its auditors shall be permitted to review the working papers relating to the Net Contribution/Distribution Amount Determination. If the MS Members object to the Net Contribution/Distribution Amount Determination, then the MS Members shall provide Duke Ventures written notice thereof within thirty (30) days after receiving the Net Contribution/Distribution Amount Determination, specifying the specific matters in dispute (the “Net Contribution/Distribution Amount Dispute Notice”). If the Parties are unable to agree on the Net Contribution/Distribution Amount within 30 days following delivery of Net Contribution/Distribution Amount Dispute Notice, the Parties shall, within five days after the expiration of the foregoing 30-day period, mutually agree upon and engage an audit partner at an Independent Accounting Firm (the “Accounting Expert”) to resolve such dispute as provided below; provided, however, that if the MS Members and Duke Ventures are unable to agree upon and engage such Accounting Expert within such five-day period, then either Party may submit to the AAA the responsibility for the selection of the Accounting Expert, which selection shall be final and binding on both Parties; and provided, further, that if the Accounting Expert from an Independent Accounting Firm is unable or unwilling to serve as the Accounting Expert, an Accounting Expert may be chosen from such other nationally recognized independent certified public accounting firm as the Parties may mutually agree or as the AAA shall select. The Parties shall refer such dispute to the Accounting Expert, which shall make a final and binding determination as to all matters in dispute (and only such matters) and thus the Net Contribution/Distribution Amount on a timely basis and promptly shall notify the Parties in writing of its resolution (the “Auditor’s Net Contribution/Distribution Amount Determination”). The Accounting Expert shall not have the power to modify or amend any term or provision of this Agreement. The determination of the Accounting Expert shall be final and binding on the Parties and may be entered and enforced in any court having proper jurisdiction. Crescent shall bear the fees and other costs charged by the Accounting Expert. If the MS Members do not object to the Net Contribution/Distribution Amount Determination within the time period and in the manner set forth in the first sentence of this Section 2.4(b), or if the MS Members accept the Net Contribution/Distribution Amount Determination, then in each case the Net Contribution/Distribution Amount as set forth in the Net Contribution/Distribution Amount Determination shall become final and binding upon the Parties for all purposes hereunder.

(c) Following the end of the Net Contribution/Distribution Amount Review Period (if timely Net Contribution/Distribution Amount Dispute Notice is not given), or upon the resolution of all matters set forth in the Net Contribution/Distribution Amount Dispute Notice by the mutual agreement of the Parties or by the issuance of an Auditor’s Net Contribution/Distribution Amount Determination, there shall be an adjustment equal to the amount by which (if any) the Net Contribution/Distribution Amount, as finally determined pursuant to this Section 2.4 (the “Final Net Contribution/Distribution Amount”), is greater (expressed as a positive number) or less (expressed as a negative number) than the Estimated Net Contribution/Distribution Amount. If the Final Net Contribution/Distribution Amount exceeds the Estimated Net Contribution/Distribution Amount, then the MS Members shall pay, or shall cause one of its Affiliates to pay, to Duke Ventures an amount equal to 49% of such excess (together with interest thereon at the rate of 8% per annum from the Effective Date to and including the date paid) within five (5) Business Days after such final determination. Alternatively, if the Estimated Net Contribution/Distribution Amount exceeds the Final Net Contribution/Distribution Amount, then Duke Ventures shall pay, or shall cause one of its Affiliates to pay, to the MS Members an aggregate amount equal to 49% of such excess (together with interest thereon at the rate of 8% per annum from the Effective Date to and including the date paid) within five (5) Business Days after final determination of the Net Contribution/Distribution Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DUKE VENTURES

Concurrently with the execution and delivery of this Agreement, Duke Ventures has delivered to the MS Members a letter (the “Duke Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Duke Ventures’ representations or warranties contained in this ARTICLE III. Duke Ventures represents and warrants to the MS Members as follows:

Section 3.1 Organization. Duke Ventures is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Nevada. Duke Ventures is duly qualified or licensed to do business in each other jurisdiction where the nature of the business conducted by it or the character or location of its Assets and the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on Duke Ventures’ ability to perform such actions hereunder.

Section 3.2 Authority. Duke Ventures has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and has the authority to execute, deliver and perform the other documents and agree -

ments contemplated hereby to be executed, delivered and performed by it. The execution and delivery by Duke Ventures of this Agreement, and the performance by Duke Ventures of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Duke Ventures and constitutes the legal, valid and binding obligation of Duke Ventures enforceable against Duke Ventures in accordance with its terms, subject to the effect of any general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, including all Laws relating to fraudulent transfers.

Section 3.3 No Conflicts. The execution and delivery by Duke Ventures of this Agreement, the performance by Duke Ventures of its obligations hereunder and the consummation of the transactions contemplated in this Agreement do not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Duke Ventures, (b) (i) conflict with, violate or breach any material term or provision of any Law applicable to Duke Ventures or (ii) require any material consent or approval of any Governmental Authority or material notice to, or material declaration, filing or registration with, any Governmental Authority under any Law or judgment applicable to Duke Ventures, or (c) conflict with or result in a violation or breach of any of the terms, conditions or provisions of any indenture, mortgage, deed of trust, agreement, instrument, order, arbitration award, judgment, decree or Contract, except in the cases of (b) and (c) above as would not reasonably be expected to have a material adverse effect on Duke Ventures’ ability to perform its obligations hereunder.

Section 3.4 Claims. Except as set forth in Section 3.4 of the Duke Disclosure Letter, no Claim is pending or, to Duke Ventures’ Knowledge, has been threatened against Duke Ventures that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

Section 3.5 Brokers. Except as provided in this Agreement, none of Duke Ventures or any of the Non-Crescent Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the MS Members, their Affiliates, Holdco or Crescent or any Crescent Subsidiary could become liable or obligated.

Section 3.6 Ownership.

(a) Duke Ventures owns one hundred percent (100%) of the Crescent Membership Interests free and clear of all Liens other than those (a) arising pursuant to this Agreement or the Charter Documents of Crescent or (b) for Taxes that would constitute a Permitted Lien under clause (a) of the definition thereof. The issuance of the Crescent Membership Interests was duly authorized by Crescent, and the Crescent Membership Interests are not subject to any voting agreements or any Contracts restricting or otherwise relating to the voting, distribution or disposition of such Crescent Membership Interests, other than those arising hereunder or pursuant to the Charter Documents of Crescent.

(b) Duke Ventures owns the Purchased Interests free and clear of all Liens other than those arising pursuant to this Agreement or the Operating Agreement. The issuance of the Purchased Interests was duly authorized by Holdco, and the Purchased Interests are not subject to any voting agreements or any Contracts restricting or otherwise relating to the voting, distribution or disposition of such Purchased Interests, other than those arising hereunder or pursuant to the Operating Agreement.

Section 3.7 No Other Representation. Except as expressly set forth in this Agreement, neither Duke Ventures, its Representatives nor any other Person has made any representation or warranty, expressed or implied, to the MS Members as to any matter relating to Duke Ventures, Crescent, the Crescent Subsidiaries or the transactions contemplated by this Agreement, including as to the accuracy or completeness of any information regarding Duke Ventures, Crescent or the Crescent Subsidiaries furnished or made available to the MS Members and their Representatives, including any information, documents or material made available to the MS Members in any physical or electronic “data rooms,” management presentations or in any other form in connection with the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CRESCENT

Concurrently with the execution and delivery of this Agreement, Crescent has delivered to the MS Members a letter (the “Crescent Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Crescent’s representations or warranties contained in this ARTICLE IV. Crescent represents and warrants to the MS Members as follows:

Section 4.1 Organization. Each of Crescent and the Crescent Subsidiaries is a corporation, limited partnership, limited liability company or other entity duly organized, validly existing and in good standing (in each instance where such concepts are legally applicable) under the Laws of the jurisdiction of its organization and has the requisite corporate, limited company, partnership, limited liability company or other entity (as the case may be) power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Crescent and the Crescent Subsidiaries is duly licensed or qualified in all material respects to do business in each jurisdiction (whether federal, state, provincial, territorial, local or foreign) in which the nature of the Business or the character or location of the Real Property and its Assets makes such licensing or qualification necessary.

Section 4.2 Authority. Crescent has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Crescent of this Agreement, and the performance by Crescent of its obligations hereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement has been duly and validly executed and delivered by Crescent and constitutes the legal, valid and binding obligation of Crescent enforceable against Crescent in accordance with its terms, subject to the effect of any general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, including all Laws relating to fraudulent transfers.

Section 4.3 No Conflicts. The execution and delivery by Crescent of this Agreement, the performance by Crescent of its obligations hereunder and the consummation of the transactions contemplated in this Agreement do not (a) subject to receipt of those consents set forth in Section 4.3(a) of the Crescent Disclosure Letter (the “Crescent Consents”), (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of Crescent, or any Crescent Subsidiary, (ii) trigger any “change of control”, buy-sell, buy-out, right of first offer or refusal or termination rights or remedies, give rise to any Lien (other than any Permitted Lien) or accelerate any rights or remedies thereunder, or (iii) violate or result in a default (or give rise to any right of termination, cancellation or acceleration or the creation of any Lien (other than any Permitted Lien)) under any Material Contract, or (b) (i) conflict with, violate or breach any material term or provision of any Law or judgment applicable to Crescent or any Crescent Subsidiary or (ii) require any material consent or approval of any Governmental Authority or material notice to, or material declaration, filing or registration with, any Governmental Authority under any Law applicable to Crescent or any Crescent Subsidiary, except in the cases of (a)(ii), (a)(iii), and (b) above as would not reasonably be expected to have a Material Adverse Effect or a material adverse effect on Crescent’s ability to perform its obligations hereunder.

Section 4.4 Claims; Orders. Except as set forth in Section 4.4 of the Crescent Disclosure Letter, no Claim is pending or, to Crescent’s Knowledge, has been threatened against Duke Ventures, Crescent or any Crescent Subsidiary, including any Claim that seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement. There are no judgments, orders, decrees or injunctions imposed upon or otherwise affecting Crescent or the Crescent Subsidiaries or any of their respective Assets.

Section 4.5 Brokers. Except as provided in this Agreement, none of Duke Ventures, Crescent or any of the Crescent Subsidiaries has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the MS Members, their Affiliates, Holdco, Crescent or any Crescent Subsidiary could become liable or obligated.

Section 4.6 Capitalization.

(a) The Crescent Membership Interests are the only authorized, issued or outstanding membership interests or securities of Crescent, including any securities or membership interests convertible therein to or exchangeable therefor. Duke Ventures is not in default under any of the Charter Documents of Crescent. Crescent is not a party to any agreement for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) or for the purchase or redemption of any outstanding interests, units or other securities of Crescent other than those set forth in Section 4.6(a) of the Crescent Disclosure Letter or arising hereunder or arising pursuant to the Charter Documents of Crescent.

(b) Each outstanding share of capital stock (or other unit of equity interest) of each Crescent Subsidiary is duly authorized, validly issued, fully paid and nonassessable (where such concepts are legally applicable) and was issued free of preemptive (or similar) rights, and, except as set forth in Section 4.6(b)(i) of the Crescent Disclosure Letter, each such share, unit or other equity interest is owned by Crescent and/or by one or more wholly owned Crescent Subsidiaries, free and clear of all options, rights of first refusal, agreements, limitations on Crescent’s or, except as set forth in the applicable Charter Documents any Crescent Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever. None of Crescent or any Crescent Subsidiaries is a party to any agreement for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) or for the purchase or redemption of any outstanding interests, units or other securities of such Crescent Subsidiary other than those set forth in Section 4.6(a) of the Crescent Disclosure Letter or arising pursuant to the Charter Documents of such Crescent Subsidiary. Sections 4.6(b)(ii) and 4.6(b)(iii) of the Crescent Disclosure Letter set forth (w) a true and complete list of all Crescent Subsidiaries, (x) the jurisdiction of organization of each Crescent Subsidiary and all jurisdictions in which it is licensed or qualified to do business, (y) the ownership of all outstanding equity interests in the Crescent Subsidiaries that are held by Crescent or any Crescent Subsidiary, and (z) a true and complete list of all other Persons in which Crescent or any Crescent Subsidiary owns an equity interest (the “Other Interests”), and, to Crescent’s Knowledge, the owners of all other outstanding equity interests in such Persons. For each Crescent Subsidiary, there are no voting trusts or other agreements to which such Crescent Subsidiary, Crescent or any other Crescent

Subsidiary is a party or to which any of them are bound relating to the voting of the equity capital interests in such Crescent Subsidiary, other than the Charter Documents of such Crescent Subsidiary. Except for the capital stock of, or other equity interests in, the Crescent Subsidiaries disclosed in Section 4.6(b)(ii) of the Crescent Disclosure Letter and the Other Interests described in Section 4.6(b)(iii) of the Crescent Disclosure Letter, neither Crescent nor any Crescent Subsidiary owns any stock or other ownership or equity interest in any Person. Neither Crescent nor any Crescent Subsidiary has violated any provision of any organizational documents governing or otherwise relating to its rights in any Other Interests that would constitute a Material Adverse Effect.

(c) Crescent has provided or made available to the MS Members a complete and accurate copy of the Charter Documents for Crescent and each Crescent Subsidiary. Each Charter Document is in full force and effect, and no other documents, instruments, agreements or certificates are in effect that govern the relative rights and obligations of the shareholders, partners or members in those capacities, as applicable, of any of the Crescent Subsidiaries. Neither Crescent nor any Crescent Subsidiary is in material breach of, or material default under, any Crescent Subsidiary Charter Document, and no event has occurred that, with the giving of notice or the passage of time, or both, would constitute a material default by Crescent or any Crescent Subsidiary under any Crescent Subsidiary Charter Document (other than the Charter Document of a Crescent Subsidiary directly or indirectly wholly owned by Crescent), and neither Crescent nor any Crescent Subsidiary has given written notice to, or received any written notice that, any third party is in material breach of, or material default under, any of the Crescent Subsidiary Charter Documents.

(d) Section 4.6(d) of the Crescent Disclosure Letter sets forth the amount of funds advanced by Crescent or the applicable Crescent Subsidiary as of June 30, 2006 (the “Advanced Amounts”) to the entities in respect of the Projects identified thereon (the “Relevant Projects”) since the initial capitalization of the Relevant Projects. Crescent or the applicable Crescent Subsidiaries are entitled to receive distributions (if any) made by the Relevant Projects up to the applicable portion of the Advanced Amounts made by the applicable Relevant Project entity before payment of any portion of such distributions (if any) is made to any other equity holders of such Relevant Projects.

Section 4.7 Financial Statements. Crescent has delivered or made available to the MS Members (a) the audited consolidated balance sheets of Crescent and the Crescent Subsidiaries as of December 31, 2005 and December 31, 2004 and the audited consolidated statements of income, member’s equity and cash flow for the years ended on such dates, together with the related notes thereto and a report thereon from Deloitte & Touche LLP, and (b) the unaudited consolidated balance sheet of Crescent and the Crescent Subsidiaries as of June 30, 2006, and the unaudited consolidated statements of income, member’s equity and cash flow for the six (6) months ended on such date (the audited consolidated balance sheet of Crescent and the Crescent Subsidiaries as of December 31, 2005 being the “Balance Sheet,” and all of the foregoing being the “Financial Statements”). The Financial Statements fairly present, in all material respects and in accordance with GAAP, the financial position, the results of operations and cash flows, as the case may be, of Crescent, as at the dates and for the periods indicated, except for the absence of footnotes and for normal year-end adjustments in the unaudited Financial Statements. None of Crescent or any Crescent Subsidiary has any liabilities (whether accrued, absolute or contingent), except for liabilities (i) reflected or reserved against in the Financial Statements, (ii) disclosed in Section 4.7 or any other Section of the Crescent Disclosure Letter, (iii) incurred in the ordinary course of business consistent with past practice since June 30, 2006 and which would not reasonably be expected to result in a Material Adverse Effect or (iv) arising under any Contract to which Crescent or any Crescent Subsidiary is a party, but exclusive of any liabilities arising from a material default by Crescent or any Crescent Subsidiary under any such Contract.

Section 4.8 Permits; Compliance with Laws. Crescent and the Crescent Subsidiaries hold all licenses, franchises, registrations, permits and authorizations (“Permits”) necessary for the ownership of the Assets and lawful conduct of the Business under and pursuant to applicable Law, and, except as disclosed on Section 4.8 of the Company Disclosure Letter, are in compliance with all Laws applicable to Crescent and the Crescent Subsidiaries or by which any of their respective Assets are bound, except in the cases where the failure to hold any such Permit or any such noncompliance would not reasonably be expected to result in a Material Adverse Effect; provided, however, that this Section 4.8 does not address matters relating to Taxes, which are exclusively addressed by Section 4.10, matters relating to Environmental Laws, which are exclusively addressed by Section 4.12, or matters relating to Benefit Plans, which are exclusively addressed by Section 4.16. The Permits are in full force and effect, and neither Crescent, nor any Crescent Subsidiary is in default or violation of any of the Permits, except in the cases where such default or violation would not reasonably be expected to result in a Material Adverse Effect.

Section 4.9 Absence of Certain Changes. Except as set forth in Section 4.9 of the Crescent Disclosure Letter or as contemplated by this Agreement, at all times after December 31, 2005 through the Effective Date, Crescent and the Crescent Subsidiaries have operated in the ordinary course of business and there has not been (nor has Crescent or any Crescent Subsidiary committed to take any action that could result in):

(a) any event which would reasonably be expected to result in a Material Adverse Effect;

(b) any increase in compensation (including severance or termination pay) payable to or to become payable to any consultants, officers, directors, employees or agents working in connection with the Business or any change in any insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such consultants, officers, directors, employees or agents, in each case other than increases that are in accordance with past practice and are not material in the aggregate;

(c) any hiring or employment, or termination of employment of any officer or employee of Crescent or any Crescent Subsidiary making in excess of $150,000 per annum of total compensation;

(d) any change in financial accounting methods, principles or practices by Crescent which materially affects its Assets, liabilities or Business, except insofar as may have been required by a change in GAAP or as would not reasonably be expected to result in a Material Adverse Effect;

(e) any indebtedness for borrowed money incurred by Crescent or any Crescent Subsidiary or any issuance of debt securities by Crescent or any Crescent Subsidiary or the creation of any Lien related to a third-party financing (other than (i) a Permitted Lien or (ii) the Liens contemplated by the New Debt Financing) against any of Crescent’s Assets;

(f) any damage, destruction, or loss (whether or not covered by insurance) experienced by Crescent or any Crescent Subsidiary with respect to their respective Assets, where the cost to repair, replace or restore such Assets exceeds $5,000,000;

(g) any amendment of the Charter Documents of Crescent or any Crescent Subsidiary or the liquidation, dissolution or other winding up of Crescent or any Crescent Subsidiary or the merger or consolidation with any other Person or any amendment of any term of any outstanding security of Crescent or any Crescent Subsidiary;

(h) any issuance, sale, pledge, disposition of or creation of any Lien on any shares of any class of capital stock or other equity interest of Crescent or any Crescent Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other equity interest of Crescent or any Crescent Subsidiary;

(i) any material capital expenditure other than (i) pursuant to the terms of any existing Contract, including tenant improvements required under existing Commercial Leases; (ii) capital expenditures in the ordinary course of business and consistent with past practice or current development plans; (iii) any other capital expenditure not exceeding $250,000 individually or $5,000,000 in the aggregate; and (iv) capital expenditures in accordance with the annual budget of Crescent or any project budget for any Project;

(j) any acquisition (by merger, consolidation, acquisition of entity interests or assets or any other business combination or by entering into an option to acquire or by exercising an option or other right or election) of (1) any corporation, partnership, limited liability company, joint venture or other business organization or property exceeding $1,000,000 or (2) any real property exceeding $1,000,000;

(k) any sale, lease, transfer or disposition of any of the Assets of Crescent or the Crescent Subsidiaries having a book value in excess of $5,000,000, in each case other than (1) pursuant to the terms of any existing Contract; (2) Commercial Leases other than Material Leases; (3) sales of Legacy Land, sales of parcels that are not divided into lots in a Project, and bulk sales of lots in a Project, in a single transaction or series of related transactions, less than $5,000,000; (4) sales of single-family residential lots or condominium units to homeowners in the ordinary course of business and (5) as disclosed to the MS Members in management presentations prior to the Effective Date;

(l) any new, or change in any existing, material election with respect to Taxes;

(m) any failure to maintain in full force and effect the existing material insurance policies or to replace such insurance policies with comparable insurance policies covering Crescent, the Crescent Subsidiaries and their respective properties, assets and businesses;

(n) any new or amended agreement or arrangement with Duke Parent or any Affiliate of Duke Parent or Crescent;

(o) any waiver, release, assignment, settlement or compromise of any pending or threatened action or claim other than settlements or compromises for litigation (other than any litigation described in the definition of Lake Mary Environmental Condition) where the amount paid (after reduction by any insurance proceeds actually received) does not exceed $500,000 in the aggregate; or

(p) any agreement or commitment to do any of the foregoing.

Section 4.10 Taxes. Except as set forth in Section 4.10 of the Crescent Disclosure Letter:

(a) (i) each of Crescent and the Crescent Subsidiaries (each a “Relevant Entity” and collectively, the “Relevant Entities”) and, to Crescent’s Knowledge, each other entity in which Crescent has a direct or indirect interest (collectively, with the Relevant Entities, the “Subsidiary Entities”, and each of them, a “Subsidiary Entity”) is and has been classified either as a partnership or a disregarded entity for U.S. federal income tax purposes since the later of December 31, 2004 or its inception, (ii) no election has been filed with any U.S. federal or state Tax authority electing to treat any Relevant Entity or, to Crescent’s Knowledge, any Subsidiary Entity, as an entity other than a partnership or disregarded entity for U.S. federal or state income tax purposes, and

(iii) each Relevant Entity and, to Crescent’s Knowledge, each Subsidiary Entity, that is required to file a partnership Tax return has filed Tax returns as a partnership for U.S. federal or state income tax purposes since the date it was required to do so, and to Crescent’s Knowledge, no partner or member nor any Tax authority has taken a position inconsistent with such treatment.

(b) Duke Ventures and each Relevant Entity have accurately prepared in all material respects and filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns required to be filed by the Code or by applicable state, local or foreign tax laws. All material Taxes of Duke Ventures and each Relevant Entity shown as due and payable on such Tax returns have been timely paid in full to the respective Tax authority or have been properly accrued and will be timely paid in full by the due date thereof.

(c) No material Tax return of a Relevant Entity is under audit or examination by any Tax authority and no written notice of an intention to commence such an audit or examination of a Relevant Entity or, to Crescent’s Knowledge, a Subsidiary Entity has been received from any Tax authority by Duke Ventures, Crescent or the Relevant Entities. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any material Tax return of a Relevant Entity and no request for any such waiver or extension is currently pending.

(d) No Relevant Entity has any material liability for the Taxes of any Person other than itself (i) under Treasury Regulations Section 1.1502-6 (or any similar provisions of state, local or foreign law), (ii) as a transferee or successor, or (iii) by Contract.

(e) None of the Relevant Entities has engaged in any transaction that has given rise to or could be reasonably expected to give rise to (i) a disclosure obligation with respect to any Person under Section 6111 of the Code, the regulations promulgated thereunder, and published tax administrative guidance as of the Effective Date, (ii) a list of maintenance obligations with respect to any Person under Section 6112 of the Code, the regulations promulgated thereunder, and published tax administrative guidance as of the Effective Date, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code, the regulations promulgated thereunder, and published tax administrative guidance as of the Effective Date.

(f) None of the Relevant Entities is party to or bound by any material tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes.

(g) Duke Ventures and all of the Relevant Entities have in all material respects, properly withheld and remitted to the proper Tax authority all material Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, partner, member, creditor, or other Person.

(h) Duke Ventures and Crescent are not “foreign persons” for purposes of Section 1445 of the Code.

(i) None of Duke Ventures, Crescent or any Crescent Subsidiary has requested or received any private letter ruling from the IRS or comparable ruling from any other Tax authority.

(j) None of the Relevant Entities has outstanding a power of attorney with respect to U.S. federal income Taxes on Form 2848.

(k) Duke Ventures has made available to the MS Members true and correct copies of all material federal, state and local Tax returns filed by the Relevant Entities on which the statute of limitations has not expired.

(l) The transactions contemplated by this Agreement will not cause a “termination” of any of the Subsidiary Entities for purposes of Section 708(b) of the Code which would be prohibited under any Contract or under any Charter Document of a Subsidiary Entity and would result in a material liability thereunder.

Section 4.11 Contracts.

(a) Excluding Contracts pursuant to which neither Crescent nor any Crescent Subsidiary, nor any of their respective Assets, will be bound or have liability after the Closing, and excluding Benefit Plans, Section 4.11(a) of the Crescent Disclosure Letter sets forth a list as of the Effective Date of the following Contracts to which Crescent or any Crescent Subsidiary is a party or by which their respective Assets may be bound (the Contracts listed in Section 4.11(a) of the Crescent Disclosure Letter that meet the descriptions in Section 4.11(a) being collectively, the “Material Contracts”):

(i) each Contract under which Crescent or any Crescent Subsidiary has incurred, assumed or guaranteed any outstanding indebtedness for borrowed money (excluding performance or surety bonds incurred in the ordinary course of business) or any material capitalized lease obligation, or under which any of their material Assets are subjected to a Lien securing outstanding indebtedness for borrowed money;

(ii) each Contract with Duke Ventures or any Non-Crescent Affiliate;

(iii) each Contract that purports by its terms to materially limit the freedom of Crescent or any Crescent Subsidiary, or, to Crescent’s Knowledge, any of their officers, to compete in, or conduct, any line of business or in any geographic area, other than “radius clauses” in shopping center leases entered into in the ordinary course of business, none of which would reasonably be expected to result in a Material Adverse Effect;

(iv) each Contract entered into after January 1, 2003 pursuant to which Crescent or any Crescent Subsidiary has material continuing indemnification, earn-out or contingent payment obligations, pursuant to which the maximum liability is reasonably likely to exceed $500,000, excluding any Contract relating to the sale of Real Property entered into after such time;

(v) each Charter Document of a Crescent Subsidiary (other than Crescent Subsidiaries directly or indirectly wholly owned by Crescent) and of any Person relating to the Other Interests;

(vi) each Contract (or group of Contracts entered into in connection with the same capital expenditure or acquisition of fixed assets) for capital expenditures or the acquisition of fixed assets requiring aggregate future payments by Crescent or any Crescent Subsidiary in excess of $5,000,000 other than Contracts for purchase of Real Property;

(vii) each Contract (or group of Contracts entered into in connection with the same lease) for the lease of any Real Property by Crescent or a Crescent Subsidiary as landlord of (A) 5,000 rentable square feet or more for retail use or (B) 10,000 rentable square feet or more leased for any other use (a “Material Lease”);

(viii) each Contract (or group of Contracts entered into in connection with the same lease) for the lease of over 5,000 rentable square feet of Real Property to Crescent or a Crescent Subsidiary as tenant;

(ix) each Contract (or group of Contracts entered into in connection with the same lease) for the lease of personal property or equipment to or from any Person providing for lease payments in excess of $250,000 per annum;

(x) each Contract (or group of such Contracts entered into in connection with the same transaction) for the sale of Real Property entered into since December 31, 2004, other than (A) sales of single-family residential lots and condominium units to homeowners in the ordinary course of business and (B) sales of Legacy Land, sales of parcels that are not divided into lots in a Project, and bulk sales of lots in a Project, in a single transaction or series of related transactions, less than $5,000,000, none of which would reasonably be expected to result in a Material Adverse Effect;

(xi) each Contract (or group of such Contracts entered into in connection with the same purchase) for the purchase by Crescent or any Crescent Subsidiary of Real Property entered into after December 31, 2005, other than any purchase of parcels of Real Property not greater than $1,000,000;

(xii) each Contract (or group of related Contracts) for the purchase or sale of supplies, products or other personal property by Crescent or any Crescent Subsidiary requiring payments in excess of $500,000, other than Contracts terminable without penalty upon sixty (60) days or less prior written notice;

(xiii) each Contract (or group of related Contracts) for the furnishing or receiving of services, including management, operating, listing, brokerage, supply, leasing, construction management, marketing, advertising and maintenance agreements which require annual payments by Crescent in excess of $250,000 or which may result in total payments by or liability of Crescent or any Crescent Subsidiary in excess of $1,000,000, other than Contracts terminable without penalty upon sixty (60) days or less prior written notice or Contracts entered into in the ordinary course of business with respect to any Project that are included in the project budget for such Project;

(xiv) each Contract relating to the development or construction of any Real Property, including Contracts for the future funding of streets, sewer and water lines, drainage facilities and similar infrastructure necessary for the continued development of any Real Property, any subsisting master plan, development order or other similar land development or planning document, but only if such Contract provides for aggregate remaining payment or performance obligations of Crescent or any Crescent Subsidiary reasonably expected to cost in excess of $5,000,000;

(xv) each Contract (other than any Charter Documents) that provides for any indemnification by or between Crescent or any Crescent Subsidiary, on the one hand, and any manager or officer or director of Crescent or any Crescent Subsidiary, on the other hand;

(xvi) each consulting services Contract of an individual providing for annual fees in excess of $100,000 and each Contract of employment;

(xvii) each Contract that provides for any payment or benefit (or acceleration thereof), termination or renegotiation rights upon consummation of the transactions contemplated hereby;

(xviii) each Contract (or group of Contracts entered into with respect to the same facilities) relating to off-site facilities necessary or desirable for the ownership, development, operation or resale of any Real Property, including environmental land banks, parking facilities, access easements, beach use and/or access, golf, or any other Project amenity, other than Contracts which are not reasonably expected to result in total payments by or liability of Crescent or any Crescent Subsidiary greater than $500,000 per annum per Project; and

(xix) each other Contract (or group of Contracts entered into in connection with the same matter or undertaking), other than Contracts for the purchase of Real Property, not described above which would reasonably be expected to result in (A) total payments by or liability of Crescent or any Crescent Subsidiary or (B) total payments to Crescent or any Crescent Subsidiary, in each case in excess of $5,000,000 over the term of the Contract, other than Contracts terminable without penalty upon thirty (30) days or less prior written notice.

(b) Section 4.11(b) of the Crescent Disclosure Letter sets forth a list of all letters of credit, performance or surety bonds, cash deposits or similar items issued or procured by Duke Ventures or any Non-Crescent Affiliate to any Person for the account of Crescent or any Crescent Subsidiary outstanding as of the Effective Date (each, a “Credit Support Instrument”).

(c) Crescent has delivered to the MS Members or otherwise made available to the MS Members true and complete copies of all Material Contracts, including any amendment thereto. Each Material Contract is a legal, valid and binding obligation of Crescent or Crescent Subsidiary party thereto enforceable against Crescent or such Crescent Subsidiary in accordance with its terms, subject to the effect of any general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, including all Laws relating to fraudulent transfers. Neither Crescent nor any Crescent Subsidiary is in breach or default under any Material Contract to which it is a party, except any such breach or default that would not reasonably be expected to result in a Material Adverse Effect. To Crescent’s Knowledge, no other party to any of the Material Contracts is in breach or default thereunder, except for any such breach or default that would not reasonably be expected to result in a Material Adverse Effect.

Section 4.12 Environmental Matters.

(a) Section 4.12(a) of the Crescent Disclosure Letter sets forth a list of all the reports of material environmental investigations conducted on any portion of the Real Property that are in the possession of Crescent or any Crescent Subsidiary, and true and complete copies of all such environmental reports have been delivered or made available to the MS Members.

(b) Except as set forth in Section 4.12(b) of the Crescent Disclosure Letter, (i) Crescent and the Crescent Subsidiaries are in compliance with Environmental Laws and have obtained or timely applied for all permits required by Environmental Laws; (ii) none of Crescent or the Crescent Subsidiaries has received any written notice of any material Claims under any Environmental Laws that are currently outstanding, and, to Crescent’s Knowledge, no such Claims are threatened against Crescent or any Crescent Subsidiary by any Person; (iii) there is no site to which Crescent or any Crescent Subsidiary has transported or arranged for the transport of Hazardous Materials associated with the Business that, to Crescent’s Knowledge, is the subject of any environmental action by any Governmental Authority or that would reasonably be expected to result in a material Claim under any Environmental Laws against Crescent or any Crescent Subsidiary; and (iv) there has been no Release by Crescent, any Crescent Subsidiary, Duke Ventures or any Affiliate of Duke Ventures or Crescent (or, to the Knowledge of Crescent, any other Person) of any Hazardous Material at or from Real Property owned or operated by Crescent or any Crescent Subsidiary that would reasonably be expected to result in a material Claim under any Environmental Laws against Crescent or any Crescent Subsidiary.

(c) Notwithstanding Section 4.12(b), for any individual Real Property site for which a Phase I environmental site assessment (or the material equivalent thereof) has not been provided to the MS Members prior to the Effective Date, the representations and warranties provided in Section 4.12(b) shall not be qualified with respect to materiality or Knowledge. All of the individual Real Property sites to which the foregoing sentence applies are listed in Section 4.12(c) of the Crescent Disclosure Letter, which list shall govern the applicability of the foregoing sentence.

Section 4.13 Insurance. Section 4.13 of the Crescent Disclosure Letter sets forth a list of all material insurance policies covering Crescent, the Crescent Subsidiaries, and their respective tangible Assets or Businesses, other than any such insurance policies related to Benefit Plans. The insurance policies set forth in Section 4.13 of the Crescent Disclosure Letter are in full force and effect. Crescent has delivered to the MS Members or otherwise made available to the MS Members true and complete copies of all such insurance policies issued to Crescent or any Crescent Subsidiary in effect as of the Effective Date, and has made available to the MS Members true and complete copies of all insurance policies issued to Duke Parent or any Non-Crescent Affiliate and covering Crescent, the Crescent Subsidiaries or their respective tangible Assets or Businesses in effect as of the Effective Date listed on Section 4.13(i) of the Crescent Disclosure Letter. All premiums due and payable under such policies have been paid, and Crescent is otherwise in material compliance with the terms and conditions of all such policies. To the Knowledge of Crescent, there is no threatened termination of any of such policies. As of the Effective Date, there is no pending claim by Crescent or any Crescent Subsidiary under such policies which if denied, would have a Material Adverse Effect.

Section 4.14 Intellectual Property. (a) Crescent or a Crescent Subsidiary owns or has a license or right to use all the Intellectual Property used in the Business, except as would not reasonably be expected to result in a Material Adverse Effect.

(b) Except as disclosed in Section 4.14(b) of the Crescent Disclosure Letter, (i) all Intellectual Property owned by Crescent or a Crescent Subsidiary is held free and clear of any Liens, except as would not reasonably be expected to result in a Material Adverse Effect, and Crescent or a Crescent Subsidiary owns the entire right, title and interest in and to such Intellectual Property; (ii) to Crescent’s Knowledge the conduct of the Business has not in the past six (6) years infringed, violated or misappropriated and does not now infringe, violate or misappropriate the Intellectual Property of any other Person, in each case except as would not reasonably be expected to result in a Material Adverse Effect; (iii) to Crescent’s Knowledge no Person has in the past six (6) years challenged the validity of the Intellectual Property owned by Crescent or a Crescent Subsidiary, in each case where such act has had, or is expected to result in, a Material Adverse Effect; (iv) to Crescent’s Knowledge no Person has in the past six (6) years infringed, violated, or misappropriated or now infringes, violates or misappropriates the Intellectual Property owned by Crescent or a Crescent Subsidiary, in each case where such act has had, or is expected to result in, a Material Adverse Effect; and (v) Crescent and each Crescent Subsidiary have used reasonable efforts to protect the confidentiality of all confidential information held by Crescent or a Crescent Subsidiary.

(c) Section 4.14(c) of the Crescent Disclosure Letter lists all patents, registered trademarks, domain names, and registered copyrights owned by Crescent or a Crescent Subsidiary. All filing, issue, registration, renewal, maintenance or other official registry fees due with respect to such patents, domain names, trademarks, and copyrights have been paid and will be paid until Closing.

Section 4.15 Labor Matters.

(a) Except as described in Section 4.15(a) of the Crescent Disclosure Letter, there has not occurred, nor to Crescent’s Knowledge has there been threatened, a labor strike or dispute, unfair labor practice complaints, request for representation, organizing campaign, work stoppage, slowdown or lockout involving employees of Crescent or any Crescent Subsidiary in the past two (2) years, except any such events or occurrences that would not reasonably be expected to result in a Material Adverse Effect. There are no charges or complaints with respect to or relating to any employee of Crescent or any Crescent Subsidiary pending, or to Crescent’s Knowledge, threatened to be brought, before the Equal Employment Opportunity Commission, the Department of Labor, the Occupation Safety and Health Administration or any other federal or state agency responsible for the prevention of unlawful employment practices, except any such charges or complaints that would not reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth in Section 4.15(b) of the Crescent Disclosure Letter, neither Crescent nor any Crescent Subsidiary is, or at any time has been, a party to any collective bargaining agreement or other labor union agreements applicable to Persons employed by Crescent or any Crescent Subsidiary, nor is any such collective bargaining agreement being negotiated.

(c) There are no material claims by any employees of either Crescent or any Crescent Subsidiary pending, or to Crescent’s Knowledge, threatened against Crescent or any Crescent Subsidiary for indemnification under any indemnification agreements of Crescent or any of the Crescent Subsidiaries which are not covered by insurance.

Section 4.16 Employee Benefits.

(a) Section 4.16(a) of the Crescent Disclosure Letter sets forth a true and complete list of all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other Contracts or commitments to which Crescent or any Crescent Subsidiary is a party, or which are maintained, contributed to or sponsored by Duke Parent, Duke Ventures, Crescent or any Crescent Subsidiary for the benefit of any current or former employee, consultant, officer or director of Crescent or any Crescent Subsidiary (collectively, the “Benefit Plans”). Crescent or Duke Ventures has made available to the MS Members a true and complete copy (where applicable) of (i) each Benefit Plan (or, where a Benefit Plan has not been reduced to writing, a summary of all material terms of such Benefit Plan), (ii) each trust or funding arrangement prepared in connection with each such Benefit Plan, (iii) the most recently filed annual report on Internal Revenue Service (“IRS”) Form 5500 or any other annual report required by applicable Law, (iv) the most recently received IRS determination letter, if any, for each such Benefit Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Benefit Plan, and (vi) the most recent summary plan description, any summaries of material modifications and any employee handbooks concerning the extent of the benefits provided under a Benefit Plan. Except as set forth in Section 4.16(a) of the Crescent Disclosure Letter, none of Duke Parent, Duke Ventures, Crescent nor any Crescent Subsidiary has any plan or commitment to establish any new material Benefit Plan or to materially modify any Benefit Plan with respect to any current or former employee, consultant, officer or director of Crescent or any Crescent Subsidiary.

(b) Except as set forth in Section 4.16(b) of the Crescent Disclosure Letter, none of Crescent or any Crescent Subsidiary or any other Person or entity that, together with Crescent or any Crescent Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with Crescent and any Crescent Subsidiary, an “ERISA Affiliate”), contributes to, sponsors or maintains (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which an ERISA Affiliate would reasonably be expected to incur Liability under Section 4063 or 4064 of ERISA. Except as set forth in Section 4.16(b) of the Crescent Disclosure Letter, no Benefit Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of Crescent or any Crescent Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee, director or consultant of Crescent or any Crescent Subsidiary as a result of the consummation of the transactions contemplated in this Agreement (whether alone or in connection with any other event). Except as set forth in Section 4.16(b) of the Crescent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated in this Agreement will (either alone or in combination with another event) result in any payment or other benefit that has been or may be made to any current or former employee or independent contractor of Crescent or any Crescent Subsidiary under any employment, severance or termination agreement, other compensation arrangement or employee benefit plan or arrangement with Crescent or any Crescent Subsidiary to be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code. None of Crescent or any Crescent Subsidiary is a party to any material Contract or plan pursuant to which it is bound to compensate any Person for any excise or other additional Taxes paid pursuant to Section 409A or 4999 of the Code or any similar provision of state, local or foreign Law.

(c) Each Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not have a Material Adverse Effect, and, except as set forth in Section 4.16(c) of the Crescent Disclosure Letter, no Benefit Plan provides post-termination welfare benefits, and neither Crescent nor any Crescent Subsidiary has any obligation to provide any post-termination welfare benefits other than for health care continuation as required by Section 4980B of the Code or any similar statute.

(d) All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Benefit Plan, or in accordance with applicable Law, have been timely made or reflected on Crescent’s financial statements in accordance with GAAP. No “accumulated funding deficiency” as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists with respect to any Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code and Crescent is not, and does not expect to be, subject to (i) any requirement to post security pursuant to Section 412(f) of the Code or (ii) any Lien pursuant to Section 412(n) of the Code.

Section 4.17 Real Property. Section 4.17 of the Crescent Disclosure Letter sets forth a complete list and location and ownership status (i.e. owned or leased) of all Real Property and Crescent or Crescent Subsidiary that owns or leases each such Real Property. With respect to the Real Property:

(a) Title. Except as set forth in Section 4.17(a) of the Crescent Disclosure Letter, each of Crescent and each of the Crescent Subsidiaries owns fee simple title to each parcel of Real Property shown thereon as being owned by it, and a valid leasehold interest in each parcel of Real Property shown thereon to be leased by it, in each case free and clear of Liens other than (i) Permitted Liens and (ii) in the case of leased Real Property, the interest of the lessor thereof.

(b) Title Policies. Section 4.17(b) of the Crescent Disclosure Letter lists (i) all fee title insurance policies insuring title of Crescent and the Crescent Subsidiaries in the Material Properties that are in the possession of Crescent or the Crescent Subsidiaries and all other fee title insurance policies insuring title of Crescent and the Crescent Subsidiaries in owned Real Property that are in the possession of Crescent at its Charlotte, North Carolina headquarters and (ii) the most current surveys in the possession of Crescent or any Crescent Subsidiary of the Material Properties and other surveys of owned Real Property that are in the possession of Crescent at its Charlotte, North Carolina headquarters, and true and complete copies of all such policies and surveys (other than maps, surveys and drawings of Legacy Land) have been delivered or made available to the MS Members.

(c) Options. Except as set forth on Section 4.17(c) of the Crescent Disclosure Letter, neither Crescent nor any Crescent Subsidiary has granted any unexpired option agreement, right of first offer, right of first negotiation or right of first refusal with respect to the purchase of any Real Property or any portion thereof, other than any Material Contract.

(d) Condemnation. Except as set forth in Section 4.17(d) of the Crescent Disclosure Letter, none of Crescent or any Crescent Subsidiary has received any written condemnation notice from a Governmental Authority with respect to any portion of the Real Property; no condemnation or similar proceedings are pending with respect to any portion of the Real Property; and to Crescent’s Knowledge, there are no condemnation or similar proceedings threatened regarding any portion of the Real Property, excluding in all cases any dedication of Real Property to a Governmental Authority in connection with or incident to development activity of Crescent and the Crescent Subsidiaries consistent with Crescent’s current development plans.

(e) Site and Zoning Approval. All work required to be performed, payments required to be made and actions required to be taken prior to the Effective Date pursuant to any Contract entered into with a Governmental Authority in connection with a site approval, zoning reclassification or other similar action relating to any Real Property (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than any such actions the failure of which would not result in a liability to Crescent or any Crescent Subsidiary in excess of $500,000.

(f) Real Property Taxes. Except as disclosed on Section 4.17(f) of the Crescent Disclosure Letter, to Crescent’s Knowledge, all Real Property Taxes are paid in the ordinary course of business and such payments are reflected in the books and records of Crescent and the Crescent Subsidiaries.

(g) Project Schedule. Section 4.17(g) of the Crescent Disclosure Letter sets forth for each Project the following information as of July 1, 2006:

(i) the Project name and location;

(ii) whether such Project comprises predominately (A) commercial property, (B) multi-family residential property, or (C) single-family residential property;

(iii) with respect to each Project that includes commercial property: (A) the status of the construction of the improvements located (or to be located) thereon and (B) the approximate amount of rentable square feet currently existing or which will exist upon completion of construction of such Project, broken down by type (i.e., office, warehouse, industrial or retail);

(iv) with respect to the residential properties included in each Project that includes single-family residential property, to Crescent’s Knowledge: (A) the number of lots that are shown on a recorded plat with respect to such Project and (B) the number of unimproved lots that are currently contemplated to be created within the remaining acreage of Developable Property in accordance with the current internal general plan for the continued development of the Project; and

(v) with respect to each Project that includes multi-family residential property: (A) the status of the improvements located (or to be located) thereon, including the total number of currently contemplated condominium units or rental apartments within the Project; (B) the number of condominium units or apartments completed; (C) if applicable, the number of condominium units under Contract to be sold; and (D) if applicable, the number of condominium units remaining to be sold.

(h) Legacy Land. Section 4.17(h) of the Crescent Disclosure Letter sets forth the state and county in which each parcel of Legacy Land is located and the approximate acreage thereof.

(i) Commercial Property. Section 4.17(i) of the Crescent Disclosure Letter sets forth a rent roll with respect to each Project that is a commercial property; and such rent roll contains a true and correct list of the leases of space within such commercial property (the “Commercial Leases”), and for each such Commercial Lease sets forth the name of the tenant, base rent and percentage rent, any rent escalations, any tenant security deposit, the commencement and expiration dates and any renewal or expansion rights of the Commercial Leases. Except for unfunded work allowances, commissions and other obligations listed in such rent roll or otherwise listed in Section 4.17(i) of the Crescent Disclosure Letter, Crescent and the Crescent Subsidiaries have performed all material obligations currently required to be performed by them to date under each Material Lease. Section 4.17(i) of the Crescent Disclosure Letter sets forth a true and correct list of tenants under the Material Leases for which a tenant is currently in occupancy as of the dates set forth on Section 4.17(i) of the Crescent Disclosure Letter and Crescent or any Crescent Subsidiary has received written notice of lease termination or lease cancellation. Except as disclosed in Section 4.17(i) of the Crescent Disclosure Letter, no tenant or other Person has any unrecorded option to purchase or first refusal rights to purchase the building in which space is leased under such Commercial Lease. All rent has been properly calculated and billed to tenants in all material respects pursuant to the Commercial Leases, except as would not have a Material Adverse Effect; no rentals or other amounts due under the Commercial Leases have been paid more than one month in advance; and all security and other deposits of any type required under the Commercial Leases have been paid in full and are being held by Crescent or a Crescent Subsidiary, as applicable.

(j) Residential Property. With respect to the portion of any Project comprising residential property that is one hundred percent (100%) owned by Crescent and/or the Crescent Subsidiaries, Section 4.17(j) of the Crescent Disclosure Letter lists all of the condominium or homeowners’ associations (each an “Association”). Except as listed in Section 4.17(j) of the Crescent Disclosure Letter, there are no unpaid sums due and payable by Crescent or any Crescent Subsidiary under the Charter Documents governing the association (each an “Association Document”), other than amounts in the ordinary course of business or being contested in good faith, and none of Crescent or the Crescent Subsidiaries is in material default under any of the Association Documents.

(k) Access Rights. Except as set forth on Section 4.17(k) of the Crescent Disclosure Letter, each parcel of the Real Property either abuts and has actual vehicular and pedestrian access to and from a public right of way or has an insurable appurtenant easement for vehicular or pedestrian access over and across adjacent land which provides such access to and from the Real Property and a public right of way; provided, however, that for any Project or Legacy Land that is comprised of more than one parcel, it shall not be considered a breach if not all of such parcels are benefited with such access rights so long as the parcels that are not directly benefited with such access rights can indirectly obtain the benefit of such access rights over one or more contiguous parcels included in the Real Property.

(l) Survey Issues. Other than Permitted Liens and such matters listed on Section 4.17(l) of the Crescent Disclosure Letter, there exists no encumbrance, encroachment, claim or other title defect on the Real Property (other than Legacy Land) that would be disclosed by an inspection of an accurate ALTA Survey of the Real Property and would reasonably be expected to interfere materially with the marketability or financeability or use or development of such property for purposes contemplated by Crescent for such property as of the Effective Date.

Section 4.18 Personal Property.

(a) As of the Effective Date, Crescent and the Crescent Subsidiaries own and hold valid title to the personal property owned, leased or used by them in their respective businesses, free and clear of all Liens, except for Permitted Liens and such Liens which, individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect.

(b) None of the material personal property used by Crescent or the Crescent Subsidiaries for the use, operation, repair or maintenance of any Real Property as currently used, operated, maintained and repaired is leased from or otherwise owned by third parties, except (i) for equipment owned or leased by third party vendors providing maintenance or repair services to any Real Property or (ii) for leases of operating equipment or vehicles which leases either are Material Contracts or provide for lease payments below the threshold in Section 4.11(a)(ix).

Section 4.19 Accounts Receivable. The accounts receivable of Crescent and each Crescent Subsidiary reflect actual transactions, arise from bona fide transactions in the ordinary course of conduct of the business of and by Crescent and the Crescent Subsidiaries and to Crescent’s Knowledge, are not subject to any setoff or counterclaim.

Section 4.20 Financing Districts. Section 4.20 of the Crescent Disclosure Letter sets forth a true and accurate list as to any individual Project of (a) amounts heretofore expended by Crescent or any Crescent Subsidiary in connection with any Project for which Crescent or any Crescent Subsidiary, as applicable, currently projects being reimbursed) by a community development district, municipal utility district, or other analogous governmental agency program (a “Financing District”) and (b) amounts that Crescent or any Crescent Subsidiary expects to be reimbursed following future expenditures in connection with development of each such Project. None of Crescent or any of the Crescent Subsidiaries has taken any action or failed to take any action that would limit, restrict, or impair the ability of any Financing District to issue bonds as necessary to make such reimbursements. None of Crescent or the Crescent Subsidiaries is in breach or default under any agreement with any Financing District. To Crescent’s Knowledge, no Financing District is in breach or default under any such agreement. None of Crescent or the Crescent Subsidiaries has sold, factored, or encumbered any of their rights to any such reimbursement from a Financing District.

Section 4.21 Related Party Transactions. Except for (i) the Transition Services Agreement, (ii) the Employee Matters Agreement, (iii) the Legacy Land Agreements, (iv) the letters of credit, performance or surety bonds, cash deposits or similar items identified on Section 4.11(b) of the Crescent Disclosure Letter, (v) other transactions contemplated by this Agreement, (vi) the arrangements relating to Leased Personal Property and Licensed Software described in Section 6.7 hereof and (vii) the matters set forth on Section 4.21 of the Crescent Disclosure Letter, there are no material agreements or any indebtedness for borrowed money between Duke Ventures and/or any Non-Crescent Affiliate, on the one hand, and Crescent and/or any Crescent Subsidiary, on the other hand. For the avoidance of doubt, all accounts payable by Crescent and/or any Crescent Subsidiary, on the one hand, and Duke Ventures and/or any Non-Crescent Affiliate, on the other hand, will remain outstanding after the Effective Date and will be paid in the ordinary course of business consistent with past practice (which amount is estimated to be $4,000,000 payable by Crescent or any Crescent Subsidiary to Duke or any Non-Crescent Affiliate).

Section 4.22 Bankruptcy. There is no petition in bankruptcy or any petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver or trustee, liquidation or dissolution or similar relief under the U.S. Bankruptcy Code or any state law filed by or against or threatened to be filed by or against any of Duke Ventures, Crescent or the Crescent Subsidiaries.

Section 4.23 No Other Representation. Except as expressly set forth in this Agreement, neither Crescent, its Representatives nor any other Person has made any representation or warranty, expressed or implied, to the MS Members as to any matter relating to Crescent or the Crescent Subsidiaries or the transactions contemplated by this Agreement, including as to the accuracy or completeness of any information regarding Crescent or the Crescent Subsidiaries furnished or made available to the MS Members and their Representatives, including any information, documents or material made available to the MS Members in any physical or electronic “data rooms,” management presentations or in any other form in connection with the other transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE MS MEMBERS

Concurrently with the execution and delivery of this Agreement, the MS Members have delivered to Duke Ventures a letter (the “MS Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the MS Members’ representations or warranties contained in this ARTICLE V. Each of the MS Members jointly and severally represents and warrants to Duke Ventures as follows:

Section 5.1 Organization. Each of the MS Members is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of the MS Members is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder make such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on such MS Member’s ability to perform such actions hereunder.

Section 5.2 Authority. Each of the MS Members has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of the MS Members of this Agreement, and the performance by each of the MS Members of its obligations hereunder, have been duly and validly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by each of the MS Members and constitutes the legal, valid and binding obligation of each of the MS Members enforceable against it in accordance with its terms, subject to the effect of any general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally, including all Laws relating to fraudulent transfers.

Section 5.3 No Conflicts. The execution and delivery by each of the MS Members of this Agreement, the performance by each of the MS Members of its obligations hereunder and the consummation of the transactions contemplated in this Agreement do not (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter Documents of such MS Member or (b) (i) conflict with, violate or breach any material term or provision of any Law or judgment applicable to such MS Member or (ii) require any material consent or approval of any Governmental Authority, or material notice to, or material declaration, filing or registration with, any Governmental Authority under any Law applicable to such MS Member, except in the cases of (a) and (b) above as would not reasonably be expected to have a material adverse effect on such MS Member’s ability to perform its obligations hereunder.

Section 5.4 Claims. Except as set forth in Section 5.4 of the MS Disclosure Letter, no Claim is pending or, to the Knowledge of the MS Members, has been threatened against any of the MS Members that seeks a writ, judgment or order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.

Section 5.5 Brokers. None of the MS Members nor any of their respective Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Duke Ventures, the Non-Crescent Affiliates, Holdco, Crescent or any Crescent Subsidiary could become liable or obligated.

Section 5.6 Acknowledgement. The MS Members have conducted their own independent investigation, review and analysis of the Business, Assets, liabilities, financial condition, results of operations and prospects of Crescent and the Crescent Subsidiaries. Each of the MS Members acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax returns, Contracts, insurance policies (or summaries thereof) and other Assets of Crescent and the Crescent Subsidiaries that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of Crescent and the Crescent Subsidiaries to discuss the Business. In entering into this Agreement, each of the MS Members acknowledges that it has relied solely on such independent investigation and not on any factual representations of Duke Ventures, Crescent or their respective Representatives (other than those expressly set forth in the Agreement). Each of the MS Members further agrees, to the fullest extent permitted by applicable Law, that none of Duke Ventures, Crescent or the Crescent Subsidiaries shall have any liability on any basis based on information regarding Crescent and the Crescent Subsidiaries furnished or made available to the MS Members and their Representatives, including any information, documents or material made available to the MS Members in any physical or electronic “data rooms,” management presentations or in any other form in connection with the transactions contemplated by this Agreement, except that the foregoing limitations shall not apply (i) in the event of fraud or willful misrepresentation or (ii) to Duke Ventures or Crescent insofar as Duke Ventures and Crescent have made the express representations and warranties in this Agreement, but always subject to the limitations set forth in ARTICLE VII.

Section 5.7 No Registration. Each of the MS Members understands and acknowledges that (i) the Purchased Interests have not been registered under the Securities Act of 1933, as amended (the “Securities Act” ), or any state securities laws and are being offered and sold in reliance upon exemptions provided in the Securities Act and state securities laws for transactions not involving any public offering and, therefore, cannot be resold or transferred unless they are subsequently registered under the Securities Act and applicable state laws or unless an exemption from such registration is available and (ii) the MS Members are purchasing the Purchased Interests for investment purposes only for the account of the MS Members and not with any view toward a distribution thereof.

Section 5.8 No Other Representation. Except as expressly set forth in this Agreement, none of the MS Members, their respective Representatives nor any other Person has made any representation or warranty, expressed or implied, to Duke Ventures or Crescent as to any matter relating to the MS Members or the transactions contemplated by this Agreement, including as to the accuracy or completeness of any information regarding the MS Members furnished or made available to Duke Ventures, Crescent and their Representatives, including any information, documents or material made available to Duke Ventures or Crescent in any form in connection with the other transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Legacy Land. The Parties acknowledge and agree that certain matters regarding certain Legacy Land held by Crescent are governed by the Legacy Land Agreements.

Section 6.2 Tax Matters.

(a) No election shall be made by Duke Ventures, the MS Members or any of their respective Affiliates to classify Crescent, any Crescent Subsidiary or any Subsidiary Entity as an association taxable as a corporation pursuant to U.S. Treasury Regulation Section 301.7701-3 or any comparable provision of state or local law.

(b) Duke Ventures shall cause elections under Section 754 of the Code to be timely made by each Subsidiary Entity that is a partnership for U.S. federal income tax purposes in order to allow for an adjustment to the tax basis of the assets of each such Subsidiary Entity as necessary to reflect the acquisition by the MS Members of the Purchased Interests as contemplated by this Agreement, and Crescent and Holdco shall each also timely make such an election to make an adjustment to the tax basis of their assets to reflect such acquisition.

(c) The Parties agree to allocate U.S. federal income tax items of income, gain, deduction and loss, under an “interim closing of the books” method unless a different method is required by the Code and the applicable Treasury Regulations thereunder.

(d) The Parties agree to report the transactions described in this Agreement as a sale by Duke Ventures of a forty-nine percent (49%) interest in Holdco, subject to Section 741 of the Code, to the MS Members occurring after the transactions set forth in

Section 2.2(a), (b) and (c) hereof. None of Duke Ventures, Mr. Fields nor the MS Members or any of their respective Affiliates shall take any position inconsistent with such treatment for U.S. federal income tax purposes.

Section 6.3 Public Announcements. The initial press releases issued by each Party announcing the transactions contemplated by this Agreement shall be in a form that is mutually acceptable to Duke Ventures and the MS Members. Thereafter, Duke Ventures and MSREF, on behalf of the MS Members, shall consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement, and except as may be required by applicable Laws or by the rules and regulations of the New York Stock Exchange shall not issue any such press release or make any such announcement prior to such consultation, except that (a) Duke Ventures and MSREF, on behalf of the MS Members, shall agree on the content of the first announcement made to Crescent’s employees regarding the execution of this Agreement and the transactions contemplated in this Agreement and (b) Crescent may, with reasonable advance notice to MSREF, on behalf of the MS Members, otherwise communicate with Crescent’s employees as it deems appropriate with respect to the transactions contemplated by this Agreement, provided, that such communications are not inconsistent with the announcement agreed to in clause (a).

Section 6.4 Employee Benefits. The Parties acknowledge that certain employee benefits matters are governed by the terms of the Employee Matters Agreement.

Section 6.5 Environmental. At any Real Property site at which Lender, in the course of providing the New Debt Financing, requires a Phase I environmental site assessment (“ESA”), Crescent shall engage a nationally recognized environmental consulting firm to prepare such ESA pursuant to ASTM Standard E-1527.05 or, if acceptable to Lender, ASTM Standard E-2247-02. In the event any such ESA identifies Recognized Environmental Conditions (as that phrase is defined in ASTM Standard E-1527.05), the response to any such Recognized Environmental Condition (including further investigation, sampling, and remediation) shall be limited to such response as would be undertaken by a reasonably prudent owner or operator of such Real Property site, in the context of the site use and the nature of the Recognized Environmental Condition, or as required by Environmental Law. Copies of all such ESA reports shall be promptly provided to Duke Ventures and the MS Members.

Section 6.6 Insurance.

(a) Claim Reports. Duke Ventures shall cause each insured act or occurrence that is known by Duke Ventures and involves or relates to Crescent or any Crescent Subsidiary which is required to be reported to its insurer(s) under any policy of insurance maintained by Duke Parent or any Non-Crescent Affiliate that provides coverage for Crescent or any Crescent Subsidiary, to be promptly reported to such insurer(s) in accordance with the applicable insurance policy or policies. Except as provided below, all insurance maintained by Duke Parent or any Non-Crescent Affiliate that provides coverage for Crescent or any Crescent Subsidiary shall be terminated as of the Closing as to any claims made or reported under such insurance policies after the Closing, and neither Duke Parent nor any of its Non-Crescent Affiliates shall have any liability under this Section 6.6 for any such claim. Crescent shall be solely responsible for providing its own insurance after the Closing. Notwithstanding the foregoing, Duke Ventures and the MS Members may agree to provide such additional insurance coverage in respect of Crescent and the Crescent Subsidiaries under policies of insurance held by Duke Parent and/or the MS Members, or their respective Affiliates, in lieu of providing such coverage through new policies of insurance to be held by Crescent and the Crescent Subsidiaries.

(b) Third Party Coverage.

(i) If and to the extent that an Occurrence for which coverage is available under the Duke Liability Insurance Policies, in whole or in part, happens prior to the Closing, and a claim arising therefrom has been or is eventually asserted against Crescent or any Crescent Subsidiary and such claim is Reported on or before the date which is one hundred eighty (180) days after the Effective Date with respect to any of the Duke Liability Insurance Policies, then Duke Ventures shall cause an insurance carrier selected by Duke Ventures (or, at Duke Ventures’ option, Duke Parent or any Non-Crescent Affiliate) to Administer the Third Party Insurance Claim arising therefrom. Except as specifically provided in this Section 6.6(b)(i), no Duke Liability Insurance Policy shall be available for payment of any damages, costs of defense, or other sums with respect to any other Occurrence, and Crescent agrees and covenants (on behalf of itself, Crescent and each Crescent Subsidiary) not to make any claim or assert any rights against Duke Ventures, any Non-Crescent Affiliate, or any Duke Liability Insurance Policy with respect to any such Occurrence.

(ii) Duke Ventures shall maintain, or caused to be maintained, coverage for Third Party Insurance Claims under the Duke Liability Insurance Policies during the one-hundred eighty (180) day period described in Section 6.6(b)(i) above. For the avoidance of doubt, the terms of this Section 6.6(b) shall not limit the coverage under the Duke Occurrence-Based Insurance Policies as provided in Section 6.6(d).

(c) Other. Neither Duke Ventures nor any Non-Crescent Affiliate has any obligation to reimburse Crescent or the MS Members or any of their Affiliates under this Section 6.6 for the amount of any Third Party Insurance Claim (or any other loss, expenditure, payment, or damage) (i) for which coverage under any Duke Liability Insurance Policy is unavailable (in whole or part) for any reason (other than as a result of a breach of Section 6.6(b)(ii)) or (ii) in excess of the policy limits specified for the applicable Duke Liability Insurance Policy on Section 4.13(i) of the Crescent Disclosure Letter. Neither Duke Ventures nor any Non-Crescent Affiliate shall be required to bear the cost of the Administration of any Third Party Insurance Claim to the extent that Crescent or any Crescent Subsidiary Administers such Third Party Insurance Claim. Duke Ventures shall use commercially reasonable efforts to Administer all Third Party Insurance Claims in a manner consistent with the administration by Duke Ventures or a Non-Crescent Affiliate of Duke Ventures’ insurance claims. The Parties agree that Crescent shall provide (and shall cause the Crescent Subsidiaries to provide) such assistance and resources as Duke Ventures may reasonably request in connection with the Administration of any Third Party Insurance Claim hereunder. Crescent shall promptly Report to Duke Ventures its receipt of notice of any Occurrence that occurs prior to the Closing.

(d) Duke Occurrence-Based Insurance Policies. Duke Ventures agrees that, notwithstanding anything to the contrary contained herein (i) the insurance coverage under the Duke Occurrence-Based Insurance Policies shall continue to remain available for the benefit of Crescent and the Crescent Subsidiaries to the extent provided for in such policies of insurance and (ii) Duke Ventures or its Non-Crescent Affiliate shall be responsible for (A) all losses subject to the Automobile Policy in excess of $25,000 and (B) all losses subject to the Workers Compensation Policy, in each case, up to the limits set forth on Section 4.13 of the Company Disclosure Letter applicable to such policies. For avoidance of doubt, neither Duke Ventures nor any Non-Crescent Affiliate shall be required to renew any Duke Occurrence-Based Insurance Policies beyond the term of such policies in effect on the Effective Date.

Section 6.7 Leased Personal Property; Licensed Software.

(a) From the Effective Date until December 31, 2006, the Parties shall use commercially reasonable efforts to cause each lessor of all computers, servers and related hardware, copiers and fax machines leased by Duke Parent or any of its Non-Crescent Affiliates and currently used primarily by Crescent (collectively, the “Leased Personal Property”) to agree as soon as reasonably practicable to (i) have Duke Parent or any of its Non-Crescent Affiliates assign the lease related to such Leased Personal Property to Crescent, effective as soon as practicable (but in no event later than December 31, 2006, unless such date is extended by the Parties in accordance with Transition Services Agreement) and (ii) release Duke Parent or any of its Non-Crescent Affiliates from all obligations under any such lease that accrue or arise after the Effective Date. Such efforts shall include, without limitation, Crescent providing financial information regarding Crescent to such lessors, and meeting with such lessors. Duke Ventures and the MS Members agree to cause Holdco to execute a guaranty (in a form reasonably acceptable to Parties) of the lessees’ obligations under any such lease if requested by the lessor. In the event that on or prior to December 31, 2006, any lessor of any Leased Personal Property does not agree as provided in the first sentence of this Section 6.7(a), then from and after December 31, 2006 (or such later date agreed to by the Parties in accordance with the Transition Services Agreement), (a) Crescent shall have no right to use such Leased Personal Property; (b) Duke Parent or such lessor shall have the right to remove and take possession of such Leased Personal Property; and (c) no party hereto shall have any further obligations to perform under the first sentence of this Section 6.7(a) related to such Leased Personal Property. Set forth on Section 6.7(a) of the Crescent Disclosure Letter is a listing of the Leased Personal Property reflected on Crescent’s records as of the date set forth thereon.

(b) From the date hereof until December 31, 2006, the Parties shall use commercially reasonable efforts to cause each licensor of all software licensed by Duke Parent or any of its Non-Crescent Affiliates and currently used primarily by Crescent (collectively, the “Licensed Software”) to agree to (i) have Duke Parent or any of its Non-Crescent Affiliates assign the license related to such Licensed Software to Crescent, effective as soon as practicable (but in no event later than December 31, 2006, unless such date is extended by the Parties in accordance with Transition Services Agreement) and (ii) release Duke Parent or any of its Non-Crescent Affiliates from all obligations under any such license that accrue or arise after the date of the assignment to Crescent. Such efforts shall include, without limitation, Crescent providing financial information regarding Crescent to such licensors, and meeting with such licensors. Duke Ventures and the MS Members agree to cause Holdco to execute a guaranty (in a form reasonably acceptable to Holdco) of the licensee’ obligations under any such license if requested by the licensor. In the event that on or prior to December 31, 2006, any licensor of any Licensed Software does not agree as provided in the first sentence of this Section 6.7(b), then from and after December 31, 2006 (or such later date agreed to by the Parties in accordance with the Transition Services Agreement), (a) Crescent shall have no right to use such Licensed Software; (b) Duke Parent or such licensor shall have the right to remove and take possession of such Licensed Software; and (c) no party hereto shall have any further obligations to perform under the first sentence of this Section 6.7(b) related to such Licensed Software. To the extent any Licensed Software is supported by a maintenance agreement with any third party, it is Crescent’s sole responsibility to change, at Crescent’s sole expense, the beneficiary of such maintenance agreement effective as soon as practicable (but in no event later than December 31, 2006) from Duke Parent or any of its Non-Crescent Affiliates to Crescent. Set forth as Section 6.7(b) of the Crescent Disclosure Letter is a listing of the Licensed Software reflected on Crescent’s records as of the date set forth thereon.

Section 6.8 Surety Bonds; Letters of Credit.

(a) Duke Ventures agrees that the Credit Support Instruments shall remain outstanding following the Effective Date for a period not to exceed the third anniversary of the Effective Date (the “Duke Release Date”). Crescent shall continue to pay all fees, costs and expenses in respect of the Credit Support Instruments which it has historically paid in a manner consistent with past practice, and Duke Ventures shall continue to pay all fees, costs and expenses in respect of the Credit Support Instruments which it has historically paid in a manner consistent with past practice and shall cause the applicable Non-Crescent Affiliate to continue to use their financial statements consistent with past practice to support such Credit Support Instruments along with any new letters of credit, performance or surety bonds, cash deposits or similar items (“New Credit Support Instruments”) for existing projects (but not new projects) provided that in no event shall the aggregate face amount of the Credit Support Instruments and the New Credit Support Instruments for which Duke Parent and any applicable Non-Crescent Affiliate must continue to use their financial statements for support exceed $215,000,000.

(b) From and after the Effective Date, Crescent shall be solely responsible for procuring New Credit Support Instruments for new projects, and in all other cases under Section 6.8(a) where Duke Ventures is not responsible for causing Duke Parent and any applicable Non-Crescent Affiliate to continue to provide their financial statements for support.

(c) Notwithstanding the provisions of Section 6.8(a), Crescent shall take such action as is necessary to (i) obtain complete and unconditional release of Duke Ventures and any Non-Crescent Affiliates with respect to each of the Credit Support Instruments and the New Credit Support Instruments supported by Duke Ventures or any Non-Crescent Affiliate, in each case, outstanding at such time, and (ii) cause the beneficiary or beneficiaries of each such Credit Support Instrument and New Credit Support Instrument to terminate and redeliver to Duke Ventures and such Non-Crescent Affiliates such Credit Support Instruments and New Credit Support Instruments (collectively, the “Surety Bond Release”), in each case on or prior to the Duke Release Date. The actions required by this Section 6.8(c) shall include offer and delivery to the beneficiary of such Credit Support Instrument and New Credit Support Instrument, promptly upon request by Duke Ventures (i) in the case such Credit Support Instrument or New Credit Support Instrument is a surety or performance bond, a replacement surety or performance bond issued to such beneficiary by a Person having a net worth or a credit rating at least equal to those of the issuer of such existing surety or performance bond, and which replacement surety or performance bond contains terms and conditions that are substantially identical to the terms and conditions of such existing surety or performance bond or (ii) in the case such Credit Support Instrument or New Credit Support Instrument is a letter of credit, a replacement letter of credit issued to such beneficiary by a Person having a net worth or a credit rating at least equal to those of the issuer of such existing letter of credit, and which replacement letter of credit contains terms and conditions that are substantially identical to the terms and conditions of such existing letter of credit.

(d) In the event any Credit Support Instrument or any New Credit Support Instrument supported by Duke Ventures or any Non-Crescent Affiliate is not replaced as of the Duke Release Date as contemplated by Section 6.8(c), then from and after such date, Crescent shall transfer to Duke Ventures and the Non-Crescent Affiliates an amount in cash or one or more letters of credit reasonably satisfactory to Duke Ventures and the Non-Crescent Affiliates, in either case, equal to the aggregate Credit Support Instruments and New Credit Support Instruments outstanding at such date until the complete and unconditional release of Duke Ventures and any Non-Crescent Affiliate’s obligations with respect to each such Credit Support Instrument or New Credit Support Instrument (which amount will be reimbursed to Crescent as and to the extent any such Credit Support Instruments or New Credit Support Instruments expire or Duke Ventures or the Non-Crescent Affiliates are otherwise fully and unconditionally released). In the event Crescent does not timely comply with its obligation under the foregoing sentence, the Parties agree that, from and after the Duke Release Date, no distributions shall be made by Holdco to its Members until such time as Crescent has complied with the foregoing sentence. Duke Ventures shall be permitted to retain the funds transferred by Crescent to Duke Ventures as described in the initial sentence of this Section 6.8(d) to the extent that Duke Ventures or the Non-Crescent Affiliates incurs any Losses arising from or related to any Credit Support Instrument or New Credit Support Instrument supported by Duke Ventures or any Non-Crescent Affiliate.

(e) From and after the Effective Date, Crescent hereby agrees to indemnify and hold harmless Duke Ventures and each Non-Crescent Affiliate that is a party to or has furnished any Credit Support Instrument or New Credit Support Instrument supported by Duke Ventures or any Non-Crescent Affiliate from and against any and all Losses suffered or incurred by Duke Ventures or any Non-Crescent Affiliate arising from or related to any Credit Support Instrument or New Credit Support Instrument.

Section 6.9 Reasonable Best Efforts; Further Assurances. Upon the terms and subject to the conditions of this Agreement, each Party agrees to use its reasonable best efforts to effect the consummation of the transactions contemplated in this Agreement as soon as practicable after the Effective Date. From time to time, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 6.3), as such Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 6.10 Sale of Additional Interests in Holdco. Within ninety (90) days following the Effective Date, subject to and in accordance with applicable Laws (including federal and state securities laws) and Section 3.01(b) of the Operating Agreement, the Parties acknowledge that it is their intent to cause Holdco to offer to sell additional Holdco Membership Interests to certain employees (not to exceed ten (10)) covered by the Employee Matters Agreement as determined by the Executive Committee of Holdco in consultation with the Chief Executive Officer of Holdco in an aggregate amount not to exceed three percent (3%) of the then-issued and outstanding Holdco Membership Interests.

Section 6.11 Corporate Names.

(a) Crescent and Duke Ventures acknowledge that, from and after the Effective Date, Crescent and Duke Ventures shall have no rights with respect to any names, marks, trade names, trademarks and logos (collectively, “Trademarks and Logos”) incorporating “MSREF” or “Morgan Stanley” by themselves or in combination with any other Trademark or Logo, including the corporate design logos associated therewith, and that the MS Members shall retain absolute and exclusive proprietary rights thereto or goodwill represented thereby or pertaining thereto. From and after the Effective Date, unless the MS Members agree in writing otherwise, Crescent and Duke Ventures shall not, nor shall they permit any of their respective Affiliates to, use any name, phrase or logo incorporating “MSREF” or “Morgan Stanley” or such corporate design logo or any confusingly similar name, phrase, logo or corporate design logo in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services.

(b) Crescent and the MS Members acknowledge that, from and after the Effective Date, Crescent and the MS Members shall have no rights with respect to Trademarks and Logos incorporating “Duke” by itself or in combination with any other Trademark or Logo, including the corporate design logos associated therewith, and that Duke shall retain absolute and exclusive proprietary rights thereto or goodwill represented thereby or pertaining thereto. From and after the Effective Date, unless Duke Ventures agrees in writing otherwise, in Crescent and the MS Members shall not, nor shall they permit any of their respective Affiliates to, use any name, phrase or logo incorporating “Duke” or such corporate design logo or any confusingly similar name, phrase, logo or corporate design logo in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services; provided, however, that Crescent may continue to use any signage, printed literature, sales materials, purchase orders and sales or lease agreements, and sell any products, that are included in the inventories of Crescent or the Crescent Subsidiaries on the Effective Date and that bear a name, phrase or logo incorporating “Duke” or such corporate design logo, until the supplies thereof existing on the Effective Date have been exhausted, but in any event for not longer than one-hundred eighty (180) days from the Effective Date.

ARTICLE VII

INDEMNIFICATION, LIMITATIONS OF LIABILITY, WAIVERS

AND THIRD PARTY CLAIMS

Section 7.1 Indemnification. (a) Subject to Section 7.2, from and after the Closing, each of Duke Ventures, on the one hand, and the MS Members, on the other hand (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party (being the MS Members, on the one hand, or Duke Ventures, on the other hand, as the case may be) and its or their respective Affiliates, directors, officers, equityholders, Representatives, agents and employees (the “Indemnified Party”) from and against all Losses incurred or suffered by such other Party resulting from:

(i) any breach or inaccuracy of any representation or warranty of the Indemnifying Party contained in this Agreement; and

(ii) any breach of any covenant or agreement of the Indemnifying Party contained in this Agreement.

(b) Subject to Section 7.2(e) through 7.2(k) hereof, and Sections 7.2(m) through 7.2(o) hereof, Duke Ventures shall indemnify, defend and hold harmless the MS Members and any of their respective Affiliates, directors, officers, equity holders, Representatives, agents and employees from and against any and all Losses or Claims arising from the Lake Mary Environmental Condition, provided that, (i) such indemnification shall not be subject to the provisions of Sections 7.2(a), (b), (c), (d) or (l) hereof, and (ii) for the purposes of this Section 7.1(b), Losses shall also include any diminution in the fair market value of the Lake Mary Site as of the third anniversary of the Effective Date attributable to the presence of Hazardous Materials at such site on such anniversary except to the extent that either (A) the appropriate Governmental Authority either has issued a No Further Action Letter or has agreed that the remediation may be limited to periodic groundwater monitoring, with respect to such Hazardous Materials or (B) the Parties reasonably agree that the Lake Mary Site has been adequately remediated (except for long term monitoring of groundwater) to permit such site to be developed for commercial purposes on or before such third anniversary. The indemnification provided in this Section 7.1(b) shall survive the Closing without time limit. For purposes of this Agreement, the following terms shall have the meanings specified below:

“Lake Mary Environmental Condition” means (i) Hazardous Materials located on or released at the Lake Mary Site prior to the Effective Date, (ii) Hazardous Materials located on or released from the adjacent Siemens property prior to the Effective Date that impacted the Lake Mary Site, including a chlorinated solvent plume in the drinking water aquifer in the area, and (iii) the current and any future litigation brought against Crescent actually or allegedly arising out of the foregoing, including Brottem et al. v. Crescent Resources LLC, et al., Case No. 6:06-cv-306-Orl-31KRS, and related cases pending in the U.S. District Court, Middle District of Florida, Orlando Division, brought by workers or former workers at the Siemens property, Brottem et al. v. Siemens Communications, Inc. f/k/a/ Siemens Information and Communications Networks, Inc., et al., Case No. 06-CA-1543-11-K, and Cycle Canada et al. v. Siemens Communications Networks, Inc. et al. Case No. 06-CA-1544-11-W.

“Lake Mary Site” means the Real Property owned or operated by Crescent as of the Effective Date and abutting Interstate Highway 4 and Rinehart Road, in Lake Mary, Seminole County, Florida containing approximately 175 acres, and which is sometimes referred to as the New Century Park and Primera-Rinehart tracts.

(c) Notwithstanding anything else set forth in this Agreement, for purposes of this Agreement, Duke Ventures shall be the Indemnifying Party with respect to any Losses incurred or suffered by the MS Members for which Crescent would otherwise be considered the Indemnifying Party, and Duke Ventures shall be the Indemnified Party with respect to any Losses incurred or suffered by Crescent for which Crescent would otherwise be considered the Indemnified Party.

Section 7.2 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary (but subject to the limitations on applicability set forth in Section 7.1(b)):

(a) the representations, warranties, covenants, agreements and obligations in this Agreement shall survive the Closing; provided, however, that no Party may make or bring a Claim for liability with respect to (i) any representations or warranties contained in ARTICLES III, IV or V (other than those representations and warranties contained in Sections 3.2, 3.6, 4.2, 4.6 and 5.2 hereof (collectively, the “Title and Authority Representations”), Section 4.10 hereof (the “Tax Representations”), Section 4.12 hereof (the “Environmental Representations”), Section 4.16 hereof (the “ERISA Representations”) and Section 4.17(l) (the “Survey Representations”)) after March 31, 2008, (ii) the Title and Authority Representations, the Environmental Representations and the Survey Representations after the three-year anniversary of the Effective Date, and (iii) the Tax Representations and the ERISA Representations and the covenants in Section 6.2 (Tax Matters), after the expiration of sixty (60) days following the expiration of the applicable statute of limitations (including extensions thereof consented to in writing by the Parties, such consent not to be unreasonably withheld, conditioned or delayed);

(b) any breach of a representation or warranty in this Agreement in connection with any single item or group of related items that results in Losses of less than $100,000 shall be deemed, for all purposes of this ARTICLE VII, not to be a breach of such representation or warranty; provided, however, that the foregoing limitation shall not apply to any Losses as a result of a breach of the Tax Representations;

(c) no Party shall have any liability for breaches of representations or warranties in this Agreement until the aggregate amount of all Losses incurred by the other Party (which term shall include the MS Members as a group, and not individually) equals or exceeds $4,000,000 (and then, subject to Section 7.2(d), only to the extent such aggregate Losses exceed such amount); provided, however, that the foregoing shall not apply to Duke Ventures’ indemnification obligations with respect to breaches of the Tax Representations;

(d) in no event shall a Party’s aggregate liability (i) arising out of or relating to breaches of representations or warranties in this Agreement (other than a breach of a Title and Authority Representation, ERISA Representation or Tax Representation) exceed $40,000,000, except as set forth in Section 7.2(d)(ii) hereof and (ii) arising out of or relating to a breach of a Title and Authority Representation, ERISA Representation or Tax Representation (together with the aggregate liability pursuant to Section 7.2(d)(i) hereof) exceed the Purchase Price (for the avoidance of doubt, the indemnity set forth in Section 7.1(b) shall not be subject to this Section 7.2(d));

(e) the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation;

(f) a Party must give written notice to the other Party within a reasonable period of time after becoming aware of any material breach by such other Party of any representation, warranty, covenant, agreement or obligation in this Agreement; provided, however, that such notification or the failure to give such notice shall have no effect for the purpose of determining whether any Person is entitled to indemnification pursuant to this ARTICLE VII, except to the extent that such other Party is prejudiced by the failure to give such notice;

(g) the Parties shall use reasonable best efforts to mitigate any Loss in connection with this Agreement;

(h) the Parties shall use commercially reasonable efforts to structure any indemnity payment in a manner such that the Indemnifying Party will obtain any deduction or other Tax benefit arising from having made such indemnification payment in order to avoid any duplication of after-Tax benefit to the Indemnified Party;

(i) the amount of any Losses incurred by the Indemnified Party shall be reduced by the amount of any insurance benefit received by the Indemnified Party or by Crescent in respect of such Losses;

(j) any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement;

(k) no matter shall be the subject of any Claim hereunder to the extent that the Party bringing such Claim has otherwise been compensated therefor, including through calculation of the Purchase Price;

(l) no claim or cause of action for indemnification under this ARTICLE VII arising out of the inaccuracy or breach of any representation or warranty of the Indemnifying Party may be made following the termination of the applicable survival period; it being understood that in the event good faith notice of any claim for indemnification under this ARTICLE VII shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The Parties intend to shorten the statute of limitations and agree that, after the Effective Date, with respect to the Parties, any claim or cause of action against any of the Parties, or any of their respective directors, officers, employees, Affiliates, successors, permitted assigns, advisors, agents, or Representatives based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained in this Agreement, or any other agreement, document or instrument to be executed and delivered in connection with this Agreement may be brought only as expressly provided in this ARTICLE VII;

(m) for the avoidance of doubt, (i) the MS Members shall be deemed to have suffered a Loss equal to forty-nine percent (49%) of any Loss suffered directly or indirectly by Crescent or Holdco and (ii) in the event that any Loss for which the MS Members may become entitled to indemnification under this ARTICLE VII shall also constitute a direct or indirect Loss of Crescent, Duke Ventures’ obligation to provide indemnification to the MS Members shall be limited to forty-nine percent (49%) of such Loss;

(n) with respect to any matter which is the subject of a claim for indemnification (A) arising from a breach of the representations and warranties provided in Section 4.12 hereof (Environmental Matters), or which otherwise arises under Environmental Law for which the amount of the Claim is reasonably expected to exceed $5,000,000, or (B) which arises under Section 7.1(b) hereof (Lake Mary Site environmental indemnification), the Parties agree that Duke Ventures shall have the right, at its sole expense, to conduct and retain exclusive control over any investigation, remedial action, correction of noncompliance, or other action to be undertaken in response thereto, including, without limitation, the exclusive right, at its sole expense, to (i) investigate any suspected contamination or noncompliance, (ii) conduct and obtain any tests, reports, surveys and investigations, (iii) contact, negotiate or otherwise deal with Governmental Authorities, (iv) prepare any plan for such investigation, remedial action, correction of noncompliance, or other action, (v) conduct or direct any such investigation, remedial action, correction of noncompliance, or other action and (vi) conduct any legal proceedings, provided, that Duke Ventures shall in all events act in a timely manner with due diligence and with reasonable efforts to minimize disturbance to the development or occupancy of the affected property, and, if requested by MSREF, on behalf of the MS Members, Duke Ventures shall use reasonable efforts to consult with MSREF, on behalf of the MS Members, in good faith prior to conducting any such investigation, remedial action, correction of noncompliance, or other action; and

(o) Duke Ventures’ indemnification obligations provided herein for the Lake Mary Environmental Condition or Environmental Representations shall be subject to the following limitations: Any investigation, remedial action, correction of noncompliance, or other action (x) shall be the most commercially reasonable method under the circumstances and based upon the understanding that the relevant Real Property site is and will continue to be used for the purposes reasonably anticipated as of the Effective Date (except to the extent of circumstances preventing such use which are not related to the environmental condition of such site), (y) shall not exceed the least stringent requirements of any applicable Environmental Law or any clean-up standards set forth, established, published, proposed or promulgated under, pursuant to or by an Environmental Law or Governmental Authority having jurisdiction over such remedial action, correction of noncompliance, or action, in each case as in effect on the date of such remedial action, correction of noncompliance, or other action or any requirement or order of any Governmental Authority having jurisdiction over such remedial action, correction of noncompliance, or action, and (z) shall be conducted in compliance with all Environmental Laws. To the extent necessary to achieve the purposes set forth in the preceding sentence, Crescent shall agree to a deed restriction or other institutional controls on the Real Property site that is subject to such action, provided that such deed restriction or other institutional controls shall not materially restrict or limit the commercial use to which such site was reasonably anticipated to be used as of the Effective Date (except to the extent of circumstances preventing such use which are not related to the environmental condition of such site). The cost of any such maintenance required for such deed restriction or institutional controls shall be considered a Loss subject to Duke Ventures’ indemnification obligations provided herein for the Lake Mary Environmental Condition or Environmental Representations. Crescent shall, in good faith, seek to enter, when necessary, into an agreement with the Governmental Authority having jurisdiction over the remedial action, correction of noncompliance or other action, to allow Crescent to use the most commercially reasonable method and least stringent standard in connection with remedial action, correction of noncompliance, or other action under such circumstances and use. The issuance of a “no further action” letter or the equivalent indicia of completion issued by any Governmental Authority having jurisdiction over the condition, area of concern, or operable unit or the like (“No Further Action Letter”) shall constitute completion of Duke Ventures’ obligation under this Agreement for any such condition, except in the event of a third party claim or compliance with any conditions set forth in such No Further Action Letter. Duke Ventures shall provide MSREF, on behalf of the MS Members, with any material correspondence, report, technical data or other material information generated as a result of such investigation, remedial action, correction of noncompliance, or other action conducted by Duke Ventures. Any expenditures incurred by the MS Members to review such work or monitor Duke Ventures’ conduct of such investigation, remedial action, correction of noncompliance, or other action (including retention of third party contractors or services of in-house employees) shall be at the sole expense of the MS Members.

Section 7.3 Waiver of Other Representations.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NO PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE BUSINESS, CRESCENT ITSELF OR ANY OF CRESCENT’S ASSETS, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES III, IV AND V OR IN ANY DOCUMENTS DELIVERED AT CLOSING. IN PARTICULAR, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, (i) NO PARTY MAKES ANY REPRESENTATION OR WARRANTY REGARDING ANY ENVIRONMENTAL MATTERS EXCEPT AS EXPRESSLY SET FORTH IN SECTION 4.12 AND (ii) NO PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO CRESCENT OR CRESCENT’S ASSETS.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV, THE MS MEMBERS ARE ACQUIRING THEIR INTERESTS IN CRESCENT AND ITS ASSETS “AS IS, WHERE IS, WITH ALL FAULTS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS, CRESCENT AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF CRESCENT AND ITS ASSETS.

Section 7.4 Waiver of Remedies.

(a) The Parties hereby agree that no Party shall have any liability, and no Party shall make any Claim, for any Loss or other matter, under, relating to or arising out of this Agreement or any other document, agreement, certificate or other matter delivered pursuant hereto, whether based on contract, tort, strict liability, other Laws or otherwise, except as provided in this ARTICLE VII.

(b) Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of a Party shall have any liability to another Party or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of such Party in this Agreement.

Section 7.5 Procedure with Respect to Third Party Claims.

(a) If any Indemnified Party becomes subject to a pending or threatened Claim of a third party (a “Third Party Claim”) and such Party (the “Claiming Party”) believes it has a claim against the other Party (the “Responding Party”) as a result, then the Claiming Party shall notify the Responding Party in writing of the basis for such Claim setting forth the nature of the Claim in reasonable detail. The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of liability hereunder except to the extent that the defense of such Claim is prejudiced by the failure to give such notice.

(b) If any Third Party Claim is made and the Claiming Party gives notice to the Responding Party pursuant to Section 7.5(a), then the Responding Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Responding Party provides written notice to the Claiming Party that the Responding Party intends to undertake such defense, (ii) the Responding Party conducts the defense of the Third Party Claim actively and diligently with counsel reasonably satisfactory to the Claiming Party, and (iii) if the Responding Party is a party to the proceeding, the Responding Party or the Claiming Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Claiming Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. The Claiming Party shall fully cooperate with the Responding Party and its counsel in the defense or compromise of such Third Party Claim. If the Responding Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Responding Party without the Claiming Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Claiming Party and (B) the sole relief provided is monetary damages that are paid in full by the Responding Party.

(c) If (i) notice is given to the Responding Party of the commencement of any third party legal proceeding and the Responding Party does not, within thirty (30) days after the Claiming Party’s notice is given, give notice to the Claiming Party of its election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in Sections 7.5(b)(i) through 7.5(b)(iii) become unsatisfied, (iii) a Claiming Party determines in good faith that the Claiming Party and Responding Party have significantly divergent interests, (iv) the named parties to such Third Party Claim include both the Responding Party and the Claiming Party and the Claiming Party has defenses available to it that are unavailable to the Responding Party, or (v) such Third Party Claim seeks injunctive relief, specific performance, or other equitable relief from, or seeks to impose any criminal penalty, fine or sanction on, the Claiming Party, then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense, compromise or settlement of such Third Party Claim; provided, however, that the Responding Party shall reimburse the Claiming Party for the costs of defending against such Third Party Claim (including reasonable attorneys’ fees and expenses) and shall remain otherwise responsible for any liability with respect to amounts arising from or related to such Third Party Claim, in both cases to the extent it is ultimately determined that such Responding Party is liable with respect to such Third Party Claim for a breach under this Agreement. The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Duke Ventures, to:

Duke Ventures, LLC

c/o Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

Attention: General Counsel

Facsimile No.: (704) 382-7705

With a copy to:

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

Attention: Anders K. Torning, Esq.

Facsimile No.: (704) 382-8137

With an additional copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, NW

Washington, DC 20005

Attention: Pankaj K. Sinha, Esq.

Facsimile No.: (202) 393-5760

If to Crescent, to:

Crescent Resources, LLC

400 South Tryon Street, Suite 1300

Charlotte, North Carolina 28202

Attn: Arthur W. Fields Facsimile No.: (704) 382-5429

With a copy to:

If to any MS Member, to:

c/o MSREF V U.S.–GP, L.L.C.

1585 Broadway, 37th Floor

New York, New York 10036

Attn: Michael J. Franco

Facsimile No.: (212) 507-4571

With a copy to:

MSREF V U.S.–GP, L.L.C.

1585 Broadway, 37th Floor

New York, New York 10036

Attn: Michael E. Quinn

Facsimile No.: (212) 507-4175

With an additional copy to:

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attn: David J. Lowery, Esq.

Facsimile No.: (214) 969-5100

With an additional copy to:

Morgan Stanley Strategic Investments, Inc.

1585 Broadway

New York, New York 10036

Attn: James Bolin and Thomas Doster

Facsimile No.: (212) 507-4213

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 8.1 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 8.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 P.M. Eastern Time on any Business Day at the place of receipt or the next succeeding Business Day if confirmed delivery is after 5:00 P.M. Eastern Time on any Business Day or during any non-Business Day at the place of receipt.

Section 8.2 Entire Agreement. Except for the Confidentiality Agreement, the Employee Matters Agreement, the Transition Services Agreement and the Legacy Land Agreements, this Agreement together with the Letters supersedes all prior discussions and agreements among the Parties and their respective Affiliates with respect to the subject matter hereof and contains the sole and entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof.

Section 8.3 Expenses.

(a) Each Party represents that the amount of Expenses set forth on Exhibit H opposite such Party’s name is a good faith estimate of such Party’s aggregate actual Expenses to be incurred in connection with this Agreement and the other transactions contemplated hereby.

(b) Simultaneously with the execution hereof, the Parties shall cause Holdco to reimburse each of the MS Members and Duke Ventures an amount equal to the good faith estimate of the Expenses each such Party incurred in connection with this Agreement and the other transactions contemplated hereby as set forth on Exhibit H, but in no event shall the aggregate amount reimbursed to the MS Members and Duke Ventures exceed $12,500,000 without the approval of the Executive Committee of Holdco (other than Expenses incurred in connection with the New Debt Financing, which shall not be subject to the foregoing cap); provided, however, that if the aggregate amount of such Expenses exceeds $12,500,000, the amounts reimbursed to the MS Members, on the one hand, and Duke Ventures, on the other hand, shall be reduced by a proportionate amount that each Party’s Expenses bears to the aggregate Expenses. Within forty-five (45) days following the Effective Date, each Party shall provide Crescent with copies of all invoices in respect of Expenses, and Crescent shall promptly reimburse such Party such additional amount of Expenses actually incurred by such Party less any amount previously reimbursed; provided, however, in the event that the amount previously reimbursed to a Party exceeds the actual Expenses, such Party shall promptly reimburse Crescent in an amount equal to such excess.

(c) Except as otherwise expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated in this Agreement.

Section 8.4 Disclosure. Duke Ventures, Crescent or the MS Members may, at their option, include in the Letters items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any section of any Letter shall constitute a disclosure for purposes of all other section of such Letter notwithstanding the lack of specific cross-reference thereto. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Letter as an exception to a representation, warranty or covenant shall not be deemed an admission by a Party that such item represents a material exception to such representation, warranty or covenant.

Section 8.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party or Parties that are entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 8.6 Amendment. This Agreement may be amended or supplemented only by a written instrument duly executed by or on behalf of each Party.

Section 8.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and, except for the rights of the Non-Crescent Affiliates set forth in Section 6.8 hereof, it is not the intention of the Parties to confer third party beneficiary rights upon any other Person, including any employee of Crescent, any beneficiary or dependents thereof, or any collective bargaining representative thereof.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Parties, and any attempt to do so shall be void, except for assignments and transfers by operation of Law; provided, however, that, upon ten (10) days’ prior written notice from MSREF, on behalf of the MS Members, to Duke Ventures, any of the MS Members shall have the right at any time on or after the Effective Date and without Duke Ventures’ consent to assign all or a part of such MS Member’s rights and obligations under this Agreement to any MS Permitted Transferee (as such term is defined in the Operating Agreement), provided that such MS Permitted Transferee is controlled by Morgan Stanley. Any such assignee shall execute and deliver to Duke Ventures and Crescent a written assumption agreement whereby it shall agree to be bound by this Agreement as if a Party hereto to the extent of the interest assigned to it and whereupon such assignee shall be jointly and severally obligated hereunder as if one of the Parties encompassed by the term “MS Member.” MSREF, on behalf of the MS Members, must obtain the written consent of Duke Ventures for any other assignment of this Agreement, which consent may be withheld or conditioned in Duke Ventures’ sole discretion. Any assignment not made in accordance with this Section 8.8 will be null and void. No assignment described in this Section 8.8 shall release any of the MS Members from any liability under this Agreement. Subject to this Section 8.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 8.9 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 8.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 8.11 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 8.12 Governing Law; Venue; and Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any conflict or choice of law provision that would result in the imposition of another jurisdiction’s Law.

(b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby or thereby shall be brought in a federal court sitting in New Castle County, Delaware and each Party hereby consents to the exclusive jurisdiction of any federal court sitting in New Castle County, Delaware (and of the appropriate appellate courts there from) in any suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum; provided, that, if any federal court in New Castle County, Delaware would not have subject matter jurisdiction over such suit, action or proceeding, it shall be brought in any state court in New Castle County, Delaware. Each Party hereby waives the right to commence an action, suit or proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby or thereby in any court outside of New Castle County, Delaware. Any judgment in any such suit, action or proceeding rendered by such federal court sitting in New Castle County, Delaware, may be entered, filed, registered and enforced by suit upon such judgment in any court of competent jurisdiction (within or outside of New Castle County, Delaware) or as otherwise permitted by applicable law. Any judgment in any such suit, action or proceeding rendered by such federal or state court sitting in New Castle County, Delaware, may be entered, filed, registered and enforced by suit upon such judgment in any court of competent jurisdiction (within or outside of New Castle County, Delaware) or as otherwise permitted by applicable law. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.1 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

Section 8.13 Attorneys’ Fees. If any of the Parties shall bring an action to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the unsuccessful Party.

Section 8.14 MS Member Representative; Joint Liability. The Parties acknowledge and agree that MSREF shall be the agent for the MS Members for purposes of delivering or receiving notices or other communications required or permitted to be delivered by or to the MS Members hereunder. The obligations of MSREF, MSREF Special, MSREI, MSP, MSSI and each other MS Member under this Agreement shall be joint and several.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

DUKE VENTURES:	DUKE VENTURES, LLC

By:
Name:
Title:

CRESCENT:	CRESCENT RESOURCES, LLC

By:
Name:
Title:

MS MEMBERS:	MORGAN STANLEY REAL ESTATE FUND V U.S., L.P., a Delaware limited partnership

	By:	MSREF V U.S.-GP, L.L.C., a Delaware limited liability company, its General Partner

By:
Name:
Title:

MSP REAL ESTATE FUND V, L.P., a Delaware limited partnership
	By:	MSREF V U.S.-GP, L.L.C., a Delaware limited liability company, its General Partner

By:
Name:
Title:

MORGAN STANLEY REAL ESTATE INVESTORS V U.S., L.P., a Delaware limited partnership
	By:	MSREF V U.S.-GP, L.L.C., a Delaware limited liability company, its General Partner

By:
Name:
Title:

MORGAN STANLEY REAL ESTATE FUND V SPECIAL U.S., L.P., a Delaware limited partnership

	By:	MSREF V U.S.-GP, L.L.C., a Delaware limited liability company, its General Partner

By:
Name:
Title:

MORGAN STANLEY STRATEGIC INVESTMENTS, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT A

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF CRESCENT HOLDINGS, LLC

EXHIBIT B

AMENDED AND RESTATED ARTICLES OF ORGANIZATION

OF CRESCENT RESOURCES, LLC

These Amended and Restated Articles of Organization of Crescent Resources, LLC (the “Company”) are made pursuant to Section 14-11-210 of the Georgia Limited Liability Company Act (the “Act”) and are hereby filed with the Secretary of State of the State of Georgia pursuant to Section 14-11-206 of the Act.

(a) The name of the limited liability company is Crescent Resources, LLC;

(b) The original Articles of Organization were filed on December 31, 2000;

(c) Those Articles of Organization are hereby amended to convert the Company from being manager managed to being member managed (and eliminate Article 2 thereof); and

(d) Those Articles of Organization are hereby amended and restated in their entirety to read as follows:

1. Name. The name of the limited liability company continues to be Crescent Resources, LLC;

2. Management. The Company shall be managed by its Members (as set forth in that certain Amended and Restated Limited Liability Company Agreement entered into effective as of September 7, 2006, as amended from time to time).

3. Registered Office and Registered Agent. The name of the Company’s registered agent for service of process will continue to be CT Corporation Systems, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Georgia will continue to be 1201 Peachtree Street, N.E., Atlanta, Georgia 30361.

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Organization, to be effective on the date of their filing with the Secretary of State of Georgia.

CRESCENT HOLDINGS, LLC, a Delaware limited liability Company

By:
Name:
Title:

EXHIBIT C

AMENDED AND RESTATED OPERATING AGREEMENT

OF CRESCENT RESOURCES, LLC

EXHIBIT D

TRANSITION SERVICES AGREEMENT

EXHIBIT E

EMPLOYEE MATTERS AGREEMENT

EXHIBIT F

FORM OF CERTIFICATE OF FORMATION

OF CRESCENT HOLDINGS, LLC

CERTIFICATE OF FORMATION

OF

CRESCENT HOLDINGS, LLC

1.	The name of the limited liability company is Crescent Holdings, LLC.
2.	The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
3.	The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Crescent Holdings, LLC on this 30th day of August, 2006.

Crescent Holdings, LLC

By:
Name: Title: Authorized Person

EXHIBIT G

PURCHASE PRICE CALCULATION

1. Enterprise Value:	$2,075,000,000

2. less debt of Crescent as December 31, 2005:	($71,000,000)

3. plus the Estimated Net Contribution/ Distribution Amount (estimate of net capital contributions made by Duke Ventures, and capital distributions made to Duke Ventures, from January 1, 2006 through the Effective Date):	$30,000,000

4. less the actual amount of net proceeds from the New Debt Financing distributed to Duke Ventures:	($1,187,000,000)

Equity Value:	$847,000,000

5. multiplied by 49%:	*0.49

Purchase Price:	$415,030,000

EXHIBIT H

ESTIMATED TRANSACTION EXPENSES OF THE PARTIES

Duke Ventures:	$5,500,000
MS Members:	$3,500,000